UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Mueller Water Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 15, 2010

To My Fellow Stockholders:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of Mueller Water Products, Inc. to be held on Wednesday, January 26, 2011 at 10:00 A.M. local time at the Grand Hyatt Atlanta in Buckhead in Atlanta, Georgia. The meeting will begin with discussion of and voting on the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our company’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process and to affirming the direction of our company. The Proxy Statement provides you with important information about our board of directors and certain executive officers, and informs you of steps we are taking to fulfill our responsibilities to you as a stockholder. We also use the Proxy Statement to discuss the proposals that require your vote and to solicit your vote, to the extent that you cannot attend the Annual Meeting in person.

Your vote is more important to us than ever. The proposals included in the Proxy Statement are different than those included in prior years, and your broker cannot vote on all of the proposals without your instruction. If you do not plan to attend the Annual Meeting in person, please inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.

The Proxy Statement includes a description of each proposal. Our board of directors recommends that stockholders vote “FOR” proposals 1, 2 and 4, and vote “FOR” the annual “Say-When-on-Pay” option on proposal 3. Proposals 2 and 3 are new votes that apply to certain U.S. public companies holding stockholders meetings after January 20, 2011, so our company will be one of the first to solicit votes for these proposals. Please read each proposal carefully, study the recommendations of the board of directors and its committees, and vote promptly.

On behalf of our management team and our board of directors, I want to thank you for your continued support and confidence in our company.

Sincerely,

GREGORY E. HYLAND

Chairman of the Board, President and Chief Executive Officer

YOUR VOTE IS MORE IMPORTANT THAN EVER.

PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY USING THE INTERNET, BY TELEPHONE OR BY MAIL.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 26, 2011

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mueller Water Products, Inc., a Delaware corporation (“Mueller Water Products” or the “Company”), will be held at 10:00 A.M., local time, on Wednesday, January 26, 2011 at the Grand Hyatt Atlanta in Buckhead, 3300 Peachtree Road, N.E., Atlanta, Georgia, 30305, for the following purposes:

1.	to elect, as members of the board of directors to serve for the ensuing year, the 11 nominees named in the attached Proxy Statement;

2.	to hold an advisory vote on executive compensation (the “Say-on-Pay” vote);

3.	to hold an advisory vote to determine stockholder preferences on whether future Say-on-Pay votes should occur every one, two or three years;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; and

5.	to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Holders of record of the Company’s common stock at the close of business on November 29, 2010, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Proxy Statement and the annual report are available at www.proxyvote.com.

The Company is pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. The Company believes that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of the Annual Meeting. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and the annual report and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or before December 17, 2010. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

By Order of the Board of Directors

ROBERT BARKER

Corporate Secretary

Atlanta, Georgia

December 15, 2010

Please note that attendance at the Annual Meeting will be limited to stockholders of Mueller Water Products, Inc. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of the Company’s stock as of the record date to gain admission to the meeting.

1200 Abernathy Road, N.E.

Suite 1200

Atlanta, Georgia 30328

PROXY STATEMENT

The Company is furnishing this Proxy Statement in connection with the solicitation by the board of directors (the “Board”) of Mueller Water Products, Inc. (“Mueller Water Products” or the “Company”) of proxies for its annual meeting of stockholders and any adjournments of the meeting (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, January 26, 2011 at 10:00 A.M. local time, at the Grand Hyatt Atlanta in Buckhead, 3300 Peachtree Road, N.E., Atlanta, Georgia 30305.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and annual report and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or before December 17, 2010.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

What is the purpose of this Proxy Statement?

The Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, the Proxy Statement contains certain information that the Securities and Exchange Commission (the “SEC”) requires the Company to provide annually to its stockholders. The Proxy Statement is also used by the Board to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. The Board has designated a Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies. The members of the Proxy Committee are Gregory E. Hyland, Evan L. Hart and Robert Barker.

Why will I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and the annual report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you receive a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote on the matters discussed in the Proxy Statement if you were a stockholder of record of the Company’s Series A common stock (“common stock”) as of the close of business on the record date (November 29, 2010). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the voting power of the outstanding shares of common stock as of the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, there were issued and outstanding 154,893,560 shares of common stock. This total excludes treasury shares, which are not considered outstanding. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock that I hold?

Each share of common stock represented at the Annual Meeting is entitled to one vote.

What proposals will require my vote?

You are being asked to vote on the following:

—	The election of the 11 director nominees named in the Proxy Statement (Proposal 1);

—	To hold an advisory vote on executive compensation (the “Say-on-Pay” vote) (Proposal 2);

—	To hold an advisory vote to determine stockholder preferences on whether future Say-on-Pay votes should occur every one, two or three years (the “Say-When-on-Pay” vote) (Proposal 3); and

—	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2011 (“fiscal 2011”) (Proposal 4).

Your proxy will give the members of the Proxy Committee the authority to vote on any other business properly coming before the Annual Meeting and any adjournments or postponements.

What vote is required to approve each proposal, and how will my vote be counted?

Proposal 1: Election of Directors

The 11 nominees who receive the highest number of properly executed votes will be elected as directors. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

Proposal 2: Say-on-Pay Vote

Approval of this proposal requires approval by the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Proposal 3: Say-When-on-Pay Vote

There will be no approval or adoption of a resolution or proposal relating to the Say-When-on-Pay Vote; rather, the Board will consider the results of the vote and other relevant information in establishing the Company’s policy on the frequency of future Say-on-Pay votes.

Proposal 4: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Approval of this proposal requires approval by the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

—	“FOR” election of the 11 director nominees named in this Proxy Statement (Proposal 1);

—	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 2);

—	“FOR” the option that calls for future Say-on-Pay votes to be held annually (Proposal 3); and

—	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011 (Proposal 4).

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

—

over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card that you received (if you have access to the Internet, we encourage you to vote in this manner);

—	by telephone through the number noted in the proxy card that you received (if you received a proxy card);

—	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

—	by attending the Annual Meeting and voting in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible by proxy.

What is the difference between a registered stockholder and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered a “registered stockholder” with respect to those shares. Registered stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the annual report and how to vote over the Internet or how to request and return a proxy card by mail.

If your shares are held in “street name” through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote or to revoke voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares as described below.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange, to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. For example, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011 is considered a routine matter.

The election of directors and votes on matters that relate to executive compensation, such as the Say-on-Pay vote, are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. It is very important that you cast your vote if you want your shares to be represented at the Annual Meeting.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this in one of the following three ways:

—	vote again using the Internet or by telephone prior to the Annual Meeting;

—	sign another proxy card with a later date and return it to us prior to the Annual Meeting; or

—	attend the Annual Meeting in person and cast a ballot.

How will a proposal or other matter that was not included in the Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in the Proxy Statement should properly come before the Annual Meeting, the Proxy Committee will vote the shares represented by it in accordance with its members’ best judgment. The Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. In addition, shares represented by proxy cards that are marked to deny discretionary authority to the Proxy Committee on other matters considered at the Annual Meeting will not be voted on these matters and will not be counted in determining the number of votes cast with respect to those matters. At the time the Proxy Statement was printed, management did not know of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, and Ms. Belinda Massafra will act as the independent inspector of elections for the Annual Meeting and certify the final vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card?

It means that you have multiple accounts holding Mueller Water Products shares with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received. Please vote all of the shares you own.

How are my Employee Stock Purchase Plan shares voted?

If you are a registered stockholder and/or you own Mueller Water Products shares in an employee stock purchase plan, and the accounts are registered in the same name, you will receive one Notice of Internet Availability of Proxy Materials representing your combined shares. If your accounts are registered in different names, you will receive separate Notices of Internet Availability of Proxy Materials. If you own shares only through an employee stock purchase plan, you will receive a Notice of Internet Availability of Proxy Materials representing those shares.

If you hold shares of common stock through the Mueller Water Products Employee Stock Purchase Plan or the Walter Energy Employee Stock Purchase Plan, then your vote must be received by 11:59 p.m. Eastern time on January 23, 2011, unless you vote in person at the Annual Meeting.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have no effect on the outcome of the vote.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, attendance at the Annual Meeting is limited to Mueller Water Products stockholders, members of their immediate families or their named representatives. You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership of the common stock. If your shares are held by a bank or broker, please bring to the Annual Meeting your bank or broker statement evidencing your beneficial ownership of the common stock as of the record date to gain admission to the Annual Meeting. The Company reserves the right to limit the number of representatives who may attend the Annual Meeting.

Who is soliciting proxies?

The Board is soliciting your proxy. The expense of preparing and, when required, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Solicitation will be made principally by distribution via the Internet pursuant to the rules of the SEC, but will also be sent via mail when requested by a stockholder. In addition to soliciting stockholders by the Internet and mail, the Company will request banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation materials or sending a Notice of Internet Availability of Proxy Materials to the beneficial owners of the common stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company, who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission. The Company has retained the services of Alliance Advisors LLC to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee not anticipated to exceed $7,000 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 26, 2011:

The Proxy Statement and the Company’s Annual Report are available at www.muellerwaterproducts.com or www.proxyvote.com.

MATTERS TO BE VOTED ON

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board consists of 11 members, each of whom will serve until the Annual Meeting and until his or her successor shall have been elected and qualified. These directors have been nominated to be elected at the Annual Meeting for an additional one-year term. These nominees are named below, together with information concerning their qualifications for office.

In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. The term of office for each person elected as a director will continue until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

The names of the nominees and certain information about them are set forth below:

Name	Age	Served as Director of the Company From
Donald N. Boyce	72	2006
Howard L. Clark, Jr.	66	2006
Shirley C. Franklin	65	2010
Gregory E. Hyland	59	2005
Jerry W. Kolb	74	2006
Joseph B. Leonard	67	2006
Mark J. O’Brien	67	2006
Bernard G. Rethore	69	2006
Neil A. Springer	72	2006
Lydia W. Thomas	66	2008
Michael T. Tokarz	61	2006

Donald N. Boyce has been a member of the Board since April 2006. He was a director of Walter Energy, Inc. (“Walter Energy”, formerly Walter Industries, Inc.), a homebuilding, financial and natural resources company, from August 1998 to April 2006. Mr. Boyce served as Chairman of the Board of Walter Energy from November 2000 to March 2002 and as Chairman of the Board, President and Chief Executive Officer of Walter Energy from August 2000 to November 2000. During this time, Walter Energy owned United States Pipe and Foundry Company, LLC, one of the Company’s current subsidiaries. Mr. Boyce was Chairman of the Board of Directors of IDEX Corporation, a proprietary engineered industrial products manufacturing company (“IDEX”), from April 1999 until March 2000, Chairman of the Board of Directors and Chief Executive Officer of IDEX from March 1998 until March 1999, and Chairman of the Board of Directors, President and Chief Executive Officer of IDEX from January 1988 until March 1998.

Mr. Boyce brings general management expertise, including experience with executive compensation issues, financial expertise, multiple-part manufacturing and operations experience, merger and acquisition (“M&A”) experience, strategic planning expertise, corporate governance expertise, marketing expertise and international business experience from his past positions in both management and on the boards of directors of Walter Energy, IDEX and other publicly traded corporations in prior years.

Howard L. Clark, Jr. is the Lead Director of the Board and has been a member of the Board since April 2006. He has been a director of Walter Energy since March 1995. Mr. Clark has been a Vice Chairman in the Investment Banking Division of Barclays Capital, an investment banking firm, since September 2008. He previously served as Vice Chairman of Lehman Brothers Inc., an investment banking firm, from February 1993 to September 2008 and, before that, as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc., an investment banking firm. Mr. Clark is also a director of United Rentals, Inc., an equipment rental company, and White Mountains Insurance Group, Ltd., a financial services holding company.

Mr. Clark brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, marketing expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his significant current and past experience serving in senior management positions in the investment banking and capital markets industries, and his valuable knowledge of executive management and corporate governance matters provided by his public company directorships and his career with and knowledge regarding major multinational investment banking and financial services corporations.

Shirley C. Franklin has been a member of our Board since November 2010. Ms. Franklin served as mayor of Atlanta from 2002 until 2009. Prior to 2002, she served the city in various executive positions culminating in her service as Chief Officer for Operations. Ms. Franklin served as an executive with the Atlanta Committee for the Olympic Games. She has served on a special task force for the Department of Homeland Security and serves on the board of directors of the United Nations Institute for Training and Research. In addition, Ms. Franklin is the Co-Chair of the Atlanta Regional Commission on Homelessness, Co-Chair of the board of directors of the National Center for Civil and Human Rights and Senior Advisor to the Alliance for Digital Equality. Since January 2010, Ms. Franklin has held the William and Camille Cosby Endowed Chair at Spelman College in Atlanta.

Ms. Franklin brings general management expertise, strategic planning expertise, marketing expertise and governmental and regulatory affairs experience. Ms. Franklin’s record of civic involvement and professional experience has spanned three decades, including her service as mayor of Atlanta, during which time she focused, in part, on efforts to rebuild the city’s water infrastructure.

Gregory E. Hyland has served as Chairman of the Board since October 2005 and as President and Chief Executive Officer since January 2006. Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Energy from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc., a transportation and logistics company, from June 2005 to September 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder System from October 2004 to June 2005. Mr. Hyland is a director of Ferro Corporation, a global supplier of technology-based performance materials for manufacturers.

Mr. Hyland brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, international business experience and government and regulatory affairs experience from his past and current positions in both management and on the boards of directors of each of Walter Energy, Ryder System and Ferro.

Jerry W. Kolb has been a member of the Board since April 2006. He has been a director of Walter Energy since June 2003. Mr. Kolb previously served as a Vice Chairman of Deloitte & Touche LLP, a registered public accounting firm, from 1986 to 1998.

Mr. Kolb brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise and international business experience. In particular, the Board considered his broad perspective in accounting and financial reporting matters and his extensive experience in audit, finance, compensation matters and executive management based on his 41-year career with Deloitte & Touche LLP.

Joseph B. Leonard has been a member of the Board since April 2006. He was a director of Walter Energy from June 2005 to April 2007 and he rejoined that board in February 2009. In March 2010, he became Interim Chief Executive Officer of Walter Energy. Mr. Leonard was Chairman of AirTran Holdings, Inc., an airline holding company, from November 2007 to June 2008, Chairman and Chief Executive Officer of AirTran Holdings, Inc. from January 1999 to November 2007 and President of AirTran Holdings, Inc. from January 1999 through January 2001. Mr. Leonard is a director of Air Canada, a full service airline company.

Mr. Leonard brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, offshore sourcing expertise, marketing expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his significant experience in executive management, operations, marketing and public affairs based on his career with major corporations.

Mark J. O’Brien has been a member of the Board since April 2006. He was a director of Walter Energy from June 2005 to April 2009. Since March 2006, Mr. O’Brien has served as Chairman and Chief Executive Officer of Walter Investment Management Corp. (formerly Walter Industries’ Homes Business). Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate management and investment firm, since September 2004. Mr. O’Brien served in various executive capacities at Pulte Homes, Inc., a home building company, for 21 years, retiring as President and Chief Executive Officer in June 2003.

Mr. O’Brien brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, marketing expertise, international business experience and government and regulatory affairs experience. Mr. O’Brien also brings significant expertise in capital markets, municipal finance and the real estate market. In particular, the Board considered his knowledge of the capital markets and municipal finance and knowledge of the homebuilding and real estate sectors of the economy.

Bernard G. Rethore has been a member of the Board since April 2006. He has been a director of Walter Energy since March 2002. He has been Chairman Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since April 2000. From January 2000 to April 2000, he served as Flowserve’s Chairman. He had previously served as Chairman, Chief Executive Officer and President of Flowserve. Mr. Rethore is a director of Belden, Inc., a manufacturer of signal transmission products, and Dover Corp., a diversified manufacturer of a wide range of proprietary products.

Mr. Rethore brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise and international business experience. In particular, the Board considered his more than 30 years of experience at senior executive level positions with public manufacturing companies and his service on the boards of other public companies as a member of their audit committees and compensation committees. Mr. Rethore’s extensive management experience makes him a valuable contributor to the Board on matters involving business strategy, capital allocation and M&A opportunities. In 2008, Mr. Rethore was honored by the Outstanding Directors Exchange (ODX) as an Outstanding Director of the Year.

Neil A. Springer has been a member of the Board since April 2006. He was a director of Walter Energy from August 2000 to April 2006. Mr. Springer has been managing director of Springer & Associates, a board consulting and executive recruitment company, since 1994. Mr. Springer is also a director of IDEX.

Mr. Springer brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, strategic planning expertise, corporate governance expertise and marketing expertise. In particular, the Board considered his more than 50 years of commercial experience and his entrepreneurial and business leadership skills. His executive experience, board memberships and his company, Springer & Associates, which focuses on board consulting, have provided Mr. Springer with substantial training in corporate governance and executive compensation and knowledge of financial reporting.

Lydia W. Thomas has been a member of the Board since January 2008. She served as President and Chief Executive Officer of Noblis, Inc., a public interest scientific research, technology and strategy company, from 1996 to September 2007. She was previously with The MITRE Corporation, Center for Environment, Resources and Space, serving as Senior Vice President and General Manager from 1992 to 1996, Vice President from 1989 to 1992 and Technical Director from 1982 to 1989. She is a director of Cabot Corporation, a global performance materials company, and Washington Mutual Investors Fund, a mutual fund.

Ms. Thomas brings general management expertise, M&A experience, strategic planning expertise, corporate governance expertise and government and regulatory affairs experience. In particular, the Board considered her extensive experience at senior executive level positions and her particular expertise related to information technology and environmental, health and safety matters.

Michael T. Tokarz has been a member of the Board since April 2006. He has served as non-executive Chairman of the Board of Walter Energy since December 2006. Since February 2002, he has been a member of the Tokarz Group, LLC, a venture capital investment company. From January 1996 until February 2002, Mr. Tokarz was a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co. L.P., a private equity company. From 2004 until 2010, he served on the board of directors of Dakota Growers Pasta Company, Inc., a manufacturer and marketer of dry pasta products. Mr. Tokarz is a director of IDEX, Conseco, Inc., an insurance provider, MVC Capital, Inc., a registered investment company (where he serves as Chairman), and Walter Investment Management Corp., a mortgage portfolio owner and mortgage servicer. In 2007, Mr. Tokarz was honored by the Outstanding Directors Exchange (ODX) as an Outstanding Director of the Year.

Mr. Tokarz brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, offshore sourcing expertise, marketing expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his more than 20 years of board experience with publicly traded companies and his corporate governance training.

A plurality of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect the foregoing nominees (or their replacements as designated by the Board) to serve as directors.

The Board recommends a vote FOR the election of the 11 nominees set forth above.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory Say-on-Pay vote. The Say-on-Pay vote is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Pursuant to the provisions of the Dodd-Frank Act, the Say-on-Pay vote is advisory and therefore not binding on the Company or the Board. But the Board and the Compensation Committee will carefully review the opinions that our stockholders express and will take the outcome of the vote into account when making decisions regarding executive compensation.

We believe that the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our stockholders about executive compensation, which is set by the Compensation and Human Resources Committee (the “Compensation Committee”) and is designed to link pay with performance while enabling the Company to attract and retain competitive talent for its executive management team.

As set forth in the Compensation Discussion and Analysis, the overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. To meet this objective, the Compensation Committee has designed compensation plans for our executive officers that focus on performance-based compensation. A significant portion of an executive officer’s overall compensation is performance based, in that it depends on the achievement of both short- and long-term financial goals and strategic objectives. Incentive compensation generally represents approximately 50-80% of each executive officer’s target compensation opportunity. We believe that this emphasis on both short- and long-term financial performance aligns executives’ and stockholders’ interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation philosophy. The Board and the Compensation Committee believe that these policies and procedures are strongly aligned with the long-term interests of our stockholders and are effective in implementing our compensation philosophy and in achieving our strategic goals.

The Say-on-Pay vote gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Mueller Water Products, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the summary compensation table and the other related tables and disclosure.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth in the Compensation Discussion and Analysis, the Compensation Committee is of the view that the executive compensation for fiscal 2010 is reasonable and appropriate, is justified by the performance of the Company in an extremely difficult and challenging environment and is the result of a carefully considered approach.

Although the Say-on-Pay vote is non-binding, the Board and the Compensation Committee will review the voting results. The Compensation Committee will consider the results of the Say-on-Pay vote, as well as other communication from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL THREE:

TIMING OF ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-WHEN-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory Say-When-on-Pay vote. Under the provisions of the Dodd-Frank Act, this vote is required to be held at our Annual Meeting and not less frequently than once every six years thereafter. The Dodd-Frank Act, and the proposed rules promulgated thereunder, requires us to give our stockholders the opportunity to express a preference among three options: whether the Say-on-Pay vote will occur every one, two or three years. Stockholders may also choose to abstain from voting on the matter.

The Board recognized that our Company’s Annual Meeting will be one of the first annual meetings to consider the Say-When-on-Pay vote and therefore considered its recommendation over several meetings. On the one hand, the Board recognizes the importance of receiving regular input from our stockholders on important issues, such as our compensation policies and procedures. The Board also believes that a well-structured compensation program should include plans that drive the creation of stockholder value over the long term and do not simply focus on short-term gains. Because of that, the Board believes that any annual advisory vote will be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Compensation Committee and the long-term results of its actions. Moreover, many elements of compensation are structured over a multi-year period, disclosure is made to cover several years, and some proxy advisory firms review total shareholder returns over multi-year periods. Also, equity awards to management are granted to compensate management over at least a three-year period.

On the other hand, the Board recognizes that even if the effectiveness of these plans cannot be adequately evaluated on an annual basis, many stockholders may want to express a preference in a single year based on a multi-year review. At present, an annual Say-on-Pay vote may represent the most effective means for some of our stockholders to express meaningful input on executive compensation. Until there is greater certainty and precedent relating to the frequency of a Say-on-Pay vote, the Board determined that an annual Say-on-Pay vote would best express its commitment to take steps to align the compensation of its executives with the interests of the Company’s stockholders. The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual Say-on-Pay vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices. Based on these factors, our Board determined to recommend that future Say-on-Pay votes occur each year until the next Say-When-on-Pay vote.

The Say-When-on-Pay vote is expressed through a vote on the following resolution:

“RESOLVED, that a non-binding advisory vote of the stockholders of Mueller Water Products, Inc. (the “Company”) to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, be held at an Annual Meeting of the Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, (1) every one year, (2) every two years or (3) every three years.”

As noted above, the Board recommends a one-year frequency on the Say-When-on-Pay vote. The enclosed proxy card gives you four choices: you can choose whether the Say-on-Pay vote should be conducted every one year, every two years or every three years, or you can abstain.

This vote is an advisory vote and is therefore not binding on the Company or the Board. But the Board and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future Say-on-Pay votes. The Board may decide that it is in the best interests of our stockholders to hold an advisory vote more or less frequently than the non-binding option.

The Board recommends a vote for the option of EVERY ONE YEAR as the frequency with which stockholders will be provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR:

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has authority to retain and terminate the Company’s independent registered public accounting firm. The Audit Committee intends to appoint Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2011, subject to negotiation of definitive fee arrangements. Although stockholder ratification of the appointment of Ernst & Young LLP is not required, the Board believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. See “Fees and Services of the Independent Registered Public Accounting Firm” for a description of the fees paid to Ernst & Young LLP.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

In order to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting must vote in favor of ratification. Unless otherwise instructed, the proxy holders will vote proxies held by them for the ratification of Ernst & Young LLP.

The Board recommends a vote FOR the ratification of Ernst & Young LLP.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines that are posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com. The Corporate Governance Guidelines are available in print to stockholders and other persons who request a copy. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to various matters, such as director responsibilities, compensation and access to management. In addition, the Corporate Governance Guidelines address the use of outside advisors, management succession and the annual self-assessment of the Board.

Board Structure

The Board was comprised of 10 directors during the fiscal year ended September 30, 2010 (“fiscal 2010”). Shirley C. Franklin was elected to the Board in November 2010, becoming the 11th member of the Board. The Company’s Certificate of Incorporation gives the Board the right to set the number of directors at no less than six members and no more than 11 members. The Board has elected to have 11 members to assist in activities of its committees, and to fulfill its oversight responsibilities more effectively.

The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. The Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or whether the Chairman of the Board should be a management or a non-management director. The Nominating and Corporate Governance Committee (the “Nominating Committee”) may, from time to time, make recommendations to the Board regarding the leadership structure of the Board, including the position of Chairman of the Board. The Chairman of the Nominating Committee (Mr. Clark) currently serves as the Lead Director.

The Company’s leadership structure has a combined Chairman of the Board and Chief Executive Officer. Under the Company’s Bylaws, the Chairman of the Board presides over meetings of the Board and meetings of the stockholders, while the Chief Executive Officer has general and active management of the property, business and affairs of the Company, subject to the supervision and oversight of the Board. Gregory E. Hyland has served as Chairman of the Board since October 2005 and as President and Chief Executive Officer since January 2006.

The Board has adopted a number of corporate governance-related measures to provide what it views as an appropriate balance between the respective needs for dependable strategic leadership by Mr. Hyland as the Chairman of the Board and Chief Executive Officer and the oversight and objectivity of independent directors. For example, only one of the 11 directors is a member of management and all of the Board’s key committees – the Audit Committee, the Compensation Committee, and the Nominating Committee – are comprised entirely of independent directors, as required by the New York Stock Exchange Listed Company Manual (the “Listed Company Manual”). All directors play an active role in overseeing the Company’s business both at the Board and the Committee level. In addition, directors have full and free access to members of management and the authority to retain independent financial, legal or other advisors as they deem necessary without consulting or obtaining the approval of any member of management. Also, the Board holds executive sessions without its non-employee and non-independent directors at least annually; these sessions are chaired by the Lead Director. Only one director (Mr. Leonard) other than Mr. Hyland is classified by the rules of the New York Stock Exchange as not independent.

The Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer with active and strong non-employee directors – is the most effective for the Company at this time. Given the challenges that the Company faces in the current market environment, the Board believes that having one leader serve as both Chairman of the Board and Chief Executive Officer provides decisive and effective leadership. The Board also believes that this leadership structure, when combined with the Company’s other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction of the Board.

Board’s Role in Risk Oversight

The Board maintains oversight responsibility for the management of the Company’s risks. While the Board oversees risk management, Company management is charged with managing risk. The Company’s internal control environment is designed to identify and manage risks and to communicate with the Board. Company management prepares a report on enterprise risk assessment and ongoing enterprise risk management processes annually and regularly reports on risk related issues to the Board and its Committees.

The Board executes its oversight responsibility for risk management both directly and through its Committees. In particular, and in addition to its responsibility to conduct an annual assessment of the risk management process and report its findings to the Board, the Audit Committee maintains responsibility for overseeing risks related to the Company’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. In addition, the Audit Committee receives a report from internal audit, and is apprised of the internal control processes and processes for ensuring appropriate controls are in place. The Audit Committee also receives a regular report on compliance matters reported on the Company’s whistleblower hotline or otherwise to the Chief Executive Officer, the Chief Financial Officer or the Chief Compliance Officer. The Audit Committee has adopted Fraud Communication Guidelines and other policies to help ensure that it is adequately and promptly notified of any fraudulent activities.

The Compensation Committee considers the risks associated with our compensation policies and practices with respect to executive compensation and compensation generally. See “Risk Assessment in Compensation Programs.” The Nominating Committee conducts an annual assessment of Board nominees and is charged with developing and recommending to the Board corporate governance principles and polices, and evaluating whether the Board’s leadership structure is appropriate for the Company. The Environmental, Health and Safety Committee oversees environmental, health and safety issues and programs relating to sustainability and energy use.

Risk Assessment in Compensation Programs

The Compensation Committee has conducted an assessment of our compensation policies and practices and has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This process included a review of the current risk profile of our compensation policies and practices. To facilitate its review, the Compensation Committee engaged its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to review our compensation structure to identify any design elements that might encourage excessive risk taking on the part of senior executives. Meridian concluded that our incentive plans are not likely to encourage excessive risk taking.

In connection with this process, which included a review of the structure and components of each of our incentive plans and compensation policies and practices at our business units, Company management identified two incentive plans (in which Company senior management does not participate) that did not limit the maximums payable under those plans. Even though those plans have historically resulted in de minimis levels of payments, the Compensation Committee instructed the Company management to ensure that all incentive compensation programs include appropriate maximum levels and Company management has since capped payout levels for these plans.

In conducting its review, Meridian noted several of our compensation policies and practices that mitigate risk, including:

—	using multiple performance measures in our annual incentive awards;

—	capping payout levels for annual bonuses;

—	maintaining a performance/payout curve that is linear, with no break-points;

—	using both stock options and restricted stock units as long-term incentive vehicles;

—	using 10-year stock options and requiring all equity awards to vest over at least a three-year period, except in the case of death, disability or retirement;

—	maintaining change-in-control severance arrangements applicable to senior executives;

—	maintaining stock ownership requirements applicable to senior executives;

—	maintaining a clawback policy applicable to executives; and

—	choosing appropriate financial factors in incentive plans, and using appropriate qualitative measures in exercising negative discretion from those financial factors.

The Compensation Committee has established policies and practices that it believes will reduce the likelihood that risks arising from our compensation policies would be reasonably likely to have a material adverse effect on the Company as a whole. By adopting the 2010 Management Incentive Plan (the “Management Incentive Plan”) as a uniform plan applicable to all executives and key employees, the Company assured that there are no material compensation policies and practices that vary significantly at any business unit. Finally, a significant portion of senior executive compensation is tied to long-term equity grants, which reduces the incentives for those executives to take risks that might increase their short-term compensation at the expense of long-term return to stockholders.

In light of the foregoing and the results of the review conducted by Meridian, the Compensation Committee believes that our compensation policies and practices provide multiple, effective safeguards to protect against undue risk.

Independence of Directors

Mr. Hyland, our Chairman, President and Chief Executive Officer, is not independent because he is a member of management and an employee of the Company.

During parts of fiscal 2010, Mr. Leonard was not independent because since March 2010 he has served as Interim Chief Executive Officer of Walter Energy, a supplier of the Company that had received compensation from the Company in excess of the amounts permitted by Section 303A.02(b)(v) of the Listed Company Manual. These amounts exceeded those standards only in the 2007 and 2008 fiscal years. Other directors are also directors of Walter Energy, but have not served in an executive capacity for Walter Energy.

The Nominating Committee and the Board annually assess the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. Based on information furnished by all directors regarding their relationships with the Company and its subsidiaries and research conducted by Company management with respect to outside affiliations, the Board has determined that none of the other directors has a material relationship with the Company other than through his or her role as director, and, except as set forth above, each is independent because:

—	each satisfies the categorical standards of independence discussed below;

—	each satisfies the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

—	each satisfies the criteria for independence set forth in Section 303A.02(b) of the Listed Company Manual.

A determination of independence under these standards does not mean that a director is “disinterested” under Section 144 of the Delaware General Corporation Law. Each director, relevant Committee and the full Board may also consider whether any director is “disinterested” in any transaction brought before the Board or any Committee.

Categorical Standards of Independence

The Company has established categorical standards of independence for the Board. These standards are outlined in the Corporate Governance Guidelines. To be considered “independent” for purposes of the director qualification standards, (A) the director must meet bright-line independence standards under the Listed Company Manual and (B) the Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company.

The Board considers the following relationships to be immaterial relationships that would not impair a director’s independence if they are conducted in the ordinary course of business:

—

The director is a director or trustee but not an executive officer or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s outside auditing firm) that does business with, or receives donations from, the Company;

—

The director or any member of his or her immediate family is an executive officer of any other organization that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness, in either case, is less than $1 million or 2% of the total consolidated assets of the organization on which the director or any member of his or her immediate family serves as an executive officer, whichever is more; or

—

The director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization that receives discretionary charitable contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization’s consolidated gross receipts, whichever is more.

Independence of Committee Members

Each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee is independent in accordance with the Listed Company Manual and the director independence standards set forth above. No member of those committees receives any compensation from the Company other than directors’ fees and no such member is an affiliated person of the Company (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002. Members of the Compensation Committee meet the additional standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code and qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

As discussed above, during parts of fiscal 2010, Mr. Leonard was not independent because from March 2010 he served as Interim Chief Executive Officer of Walter Energy, a supplier of the Company that had received compensation from the Company in excess of the amounts permitted by Section 303A.02(b)(v) of the Listed Company Manual.

Committees of the Board

The Board has four standing committees that assist the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the Nominating Committee and the Environmental, Health & Safety Committee (the “EHS Committee”). An additional committee, the Executive Committee, meets only when called by the Chairman of the Board. The charter of each Committee (other than the Executive Committee) is available on the Company’s website at www.muellerwaterproducts.com and may be obtained, without charge, by contacting the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

The Board has determined that the Audit Committee, the Compensation Committee, and the Nominating Committee consist entirely of independent directors under the rules established by the New York Stock Exchange and, as applicable, the SEC. The following chart shows information regarding the membership of each of the Board’s standing Committees in fiscal 2010:

Name	Audit	Compensation	Nominating	EHS	Executive
Donald N. Boyce		Chair	X		X
Howard L. Clark, Jr.			Chair	X	Lead Director
Gregory E. Hyland					Chair
Jerry W. Kolb	X	X
Joseph B. Leonard
Mark J. O’Brien				X
Bernard G. Rethore	X	X		Chair
Neil A. Springer	Chair	X
Lydia W. Thomas			X	X
Michael T. Tokarz			X	X	X
Number of fiscal 2010 meetings	11	6	5	3	0

In fiscal 2010, there were 11 meetings of the Board, including five telephonic meetings.

Audit Committee

The Audit Committee’s primary purpose is to assist the Board in fulfilling its responsibility to the Company’s stockholders relating to the Company’s financial reporting processes and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices are in accordance with applicable requirements. Further, the Audit Committee retains and terminates the Company’s independent auditors and approves services and fees of the independent auditors.

The Board has determined that all Audit Committee members are financially literate under the Listed Company Manual. The Board has further determined that all Audit Committee members qualify as audit committee financial experts within the meaning of the rules and regulations of the SEC, and that all members are independent as required by the Listed Company Manual.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditors are able to provide the most effective services, for reasons such as their familiarity with the Company’s current and past business, accounting systems and internal operations, and whether the services enhance the Company’s ability to manage or control risks and improve financial reporting quality. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee with respect to individual projects up to $100,000. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Compensation and Human Resources Committee

The Compensation Committee is responsible for overseeing the Company’s overall strategic human resources programs, including executive compensation, benefit plans and equity plans. The Compensation Committee approves and oversees the administration of the Company’s material benefit plans, policies and programs, including all of the Company’s equity plans and executive bonus plans. The Compensation Committee also reviews and approves principal elements of total compensation for the Company’s named executive officers (“NEOs”) and other executive officers and employment, severance, and change-in-control arrangements for the Company’s executive officers. Further, the Compensation Committee is responsible for reviewing and recommending the compensation of non-employee directors to the full Board, as well as reviewing and recommending directors’ and officers’ indemnification and insurance matters.

The Compensation Committee is also responsible for overseeing a risk assessment process each year to determine if our executive and broad-based compensation and benefits programs create undesired or unintentional risk. See “Board’s Role in Risk Oversight – Risk Assessment in Compensation Programs.”

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for, among other things, establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. In identifying candidates for membership on the Board, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specializations, relevant technical skills, diversity, and the extent to which a candidate would fill a need on the Board. The Nominating Committee will consider candidates for election as directors of the Company submitted by stockholders in accordance with the procedures described below under “– Director Nomination Process.”

Environmental, Health and Safety Committee

The EHS Committee reviews the policies and procedures of the Company regarding compliance with the various laws, regulations and rules pertaining to the environment and employee health and safety. The EHS Committee oversees performance by Company and subsidiary management against certain health and safety metrics and receives special reports when necessary or when requested. The EHS Committee provides oversight for the proposed scope of internal and independent environmental, health and safety audits and encourages activities that demonstrate sound environmental stewardship initiatives within the Company and with its customers and suppliers.

Executive Committee

The Executive Committee’s principal function is to exercise the interim powers delegated to the Executive Committee at any time when any matter requires expeditious action by the Board or when it would not be practical for the full Board to meet to review or act on any matter. In addition, if the Board expressly provides by resolution, the Executive Committee can declare dividends payable on the securities of the Company during months when the Board does not meet.

The Executive Committee has and may exercise, during the intervals between meetings of the Board, all the powers and authority vested in the Board, except the following: (a) the power or authority to amend the Company’s Certificate of Incorporation; (b) the power or authority to amend the Company’s Bylaws; (c) the power or authority to adopt an agreement of merger; (d) the power or authority to exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company’s assets; (e) the power or authority to adopt or revoke a plan of dissolution; (f) the power or authority delegated to any other Committee of the Board; and (g) such other powers or authority as are restricted in the Delaware General Corporation Law or the Company’s Bylaws.

Other Committees

The Board established a Finance Committee and a Pricing Committee, each consisting of Messrs. Boyce, Clark and Tokarz. The Finance Committee reviewed and approved documents relating to the Company’s financial restructuring that was completed in August 2010. The Pricing Committee reviewed and approved the terms of the senior unsecured notes that were issued by the Company in August 2010. Members were not paid any fees for serving on either committee.

Director Nomination Process

In discharging its responsibility related to director nominations, the Nominating Committee receives input from the Chairman of the Board, other directors and the Nominating Committee’s professional search firm. The Nominating Committee also considers and evaluates candidates recommended by stockholders, as described below.

The Nominating Committee decides whether to further evaluate each candidate and may select an independent professional search firm to assist in the discharge of its duties. The evaluation includes a reference check, interaction and interviews, and discussions about the candidate’s qualifications, availability and commitment. The Chairman of the Nominating Committee interviews each qualified candidate and selects certain such candidates to be interviewed by the Chairman of the Board and other members of the Nominating Committee. The Nominating Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to the election of the candidate. The Board expects all candidates recommended to the full Board to have received the approval of all members of the Nominating Committee.

In order to identify the best candidates, the Board has directed the Nominating Committee to consider the key criteria and competencies for the directors described below. In addition, the Board has determined that its members should bring to the Company a broad range of experience, knowledge and judgment. The candidate must be prepared to represent the interests of the Company and all its stockholders, not the interests of any particular constituency.

The Nominating Committee uses a matrix of key criteria and competencies to evaluate potential candidates. The Nominating Committee carefully reviews all current directors and director candidates in light of these qualifications based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company and the long-term interests of the stockholders. In reviewing a candidate, the Nominating Committee considers the integrity of the candidate and whether the candidate would be independent, as defined in the Corporate Governance Guidelines and in the Listed Company Manual. The Nominating Committee expects a high level of involvement from its directors and reviews, if applicable, a candidate’s service on other boards to assess whether the candidate has sufficient time to devote to Board duties.

Key characteristics that are required of all directors are personal ethics and integrity, leadership capabilities, business acumen, collaborative skills, interpersonal skills, commitment, and independence.

The Nominating Committee does not expect or intend that each director will have the same background, skills and experience. Instead, the Nominating Committee expects Board members will have a diverse portfolio of backgrounds, skills and experiences. Listed below are key competencies that are not necessary for all directors, but are necessary for the Board as a whole. The biographies appearing earlier in this Proxy Statement include each director’s relevant experience, qualifications and skills from this list:

—

General Management Expertise. Directors who have served in management positions are important to the Company since they bring experience and perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operate in the manufacturing sector.

—

Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important since it assists our directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of these activities.

—

Multiple-part Manufacturing and Operations Experience. Because the Company operates in the manufacturing sector, education or experience in manufacturing is useful in understanding the Company’s research and development efforts, product engineering, design and manufacturing, operations and products and the market segments in which the Company competes.

—

M&A Experience. Since the Company has adopted a strategy of selectively pursuing potential acquisitions, directors who have a background in M&A transactions can provide useful insight into developing and implementing strategies for growing the Company’s business through combination with other organizations. Useful experience includes consideration of analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions and management’s plans for integration with existing operations.

—

Strategic Planning Expertise. The Company operates in very competitive markets and its businesses are subject to a wide array of risks. Directors who have strategic planning experience can assist the Board in adopting policies and procedures that respond to the risks that the Company faces.

—

Corporate Governance Expertise. Directors who have corporate governance experience can assist the Board in fulfilling its responsibilities related to the oversight of the Company’s legal and regulatory compliance.

—

Offshore Sourcing Expertise. Directors who have knowledge of trends and developments in offshore sourcing are important to the Company since the Company continues to evaluate sourcing certain of its products wherever doing so will lower costs while maintaining quality.

—

Marketing Expertise. Since the Company believes that many of its products benefit from strong brand recognition, directors who have marketing experience can provide expertise and guidance, as the Company seeks to maintain and expand brand and product awareness and a positive reputation.

—

International Business Experience. Since the Company manufactures and sells certain of its products outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of the Company’s businesses. One element of the Company’s strategy is to expand internationally.

—

Government & Regulatory Affairs Expertise. The production and marketing of the Company’s products is subject to the rules and regulations of various federal, state and local agencies. Also, a significant portion of the Company’s businesses depends on local, state and federal spending on water and wastewater infrastructure upgrade, repair and replacement. Directors who have served in government positions or who have worked extensively with governments or regulatory bodies can provide insight into working constructively with governments or regulatory bodies.

Although the Board does not have a formal policy regarding diversity, diversity is one among many criteria considered by the Board when evaluating candidates. Diversity may include, at any time, gender, ethnic background, geographic origin or personal, educational and professional diversity. Diverse points of view may lead to a more informed and robust decision-making process and better insights into Company operations from different points of view. The Nominating Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will enhance the Board’s oversight role.

Any stockholder who wishes to have the Nominating Committee consider a candidate is required to give written notice of the stockholder’s intention to make such a nomination. For a description of the procedures required to be followed for a stockholder to nominate a director, see “Stockholder Information – Procedures for Business Matters and Director Nominations for Consideration at the 2012 Annual Meeting of Stockholders – Notice Requirements for Nomination of Directors.” A proposed nomination that does not comply with these requirements will not be considered.

Related Person Transactions

The Board has adopted a written Related Person Transaction Policy (the “RPT Policy”) that is administered by the Nominating Committee. The RPT Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the RPT Policy, a “related person” includes (A) any person who is or was, since the beginning of the last fiscal year, an executive officer, director or nominee for election as a director of the Company, (B) a greater than 5% beneficial owner of the Company’s common stock or (C) an immediate family member of either of the foregoing. Under the RPT Policy, Company management will determine whether a transaction meets the requirements of a related person transaction requiring review by the Nominating Committee. Transactions that fall within this definition will be referred to the Nominating Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Nominating Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Company. In addition, the Board has delegated to the Chair of the Nominating Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000.

The Company did not engage in any transaction during fiscal 2010, and has no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.

Director Attendance at Board, Committee and Annual Meetings

During fiscal 2010, the Board held 11 meetings. Each director attended at least 84% of all meetings of the Board and its Committees on which he or she served during fiscal 2010. The non-management directors meet in executive session on at least a quarterly basis and the independent directors meet in executive session at least annually. The Chairman of the Nominating Committee (Mr. Clark) presides at the executive sessions of the non-management directors and the independent directors. Mr. Clark was elected the Lead Director of the Board in October 2009.

Directors are expected to attend annual meetings of the stockholders of the Company. All of the directors, except Mr. Tokarz, attended the annual meeting of stockholders held on January 28, 2010.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Boyce, Kolb, Rethore and Springer. None of the members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Communicating with the Board

Stockholders and other interested persons may communicate with the Chairman of the Audit Committee or the Chairman of the Nominating Committee, in care of the Company’s Corporate Secretary at the Company’s principal executive office address – 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Further, stockholders and other interested persons may communicate with the Company’s non-management directors as a group, in care of the Company’s Corporate Secretary at the Company’s principal executive office address.

Stockholders and other interested persons may also communicate with any independent director, in care of the Company’s Corporate Secretary at the Company’s principal executive office address or by sending an email message to the directors at boardofdirectors@muellerwp.com, or with the Audit Committee by sending an email message to auditcommittee@muellerwp.com. Correspondence that is marked as a private communication for the Board (or a specific member or members) will be forwarded by the Corporate Secretary (without first being opened or read) to the addressee or the Chairman of the Audit Committee. These procedures may change from time to time, and you are encouraged to visit the Company’s website at www.muellerwaterproducts.com for the most current means of contacting our directors.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics (“Code of Conduct”) applies to all employees and directors of the Company and its subsidiaries. The Code of Conduct is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The Company also has made available an Ethics Hotline, whereby employees and others can anonymously report a violation of the Code of Conduct. Any changes to the Code of Conduct will be posted on the Company’s website.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Human Resources Committee (the “Compensation Committee”) has reviewed and approved the following Compensation Discussion and Analysis section (“CD&A”). Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that this CD&A be included in the Company’s 2011 Proxy Statement. Please refer to our Annual Report on Form 10-K for the year ended September 30, 2010 (“fiscal 2010”) for additional information regarding the financial results discussed below.

Donald N. Boyce, Chairman

Jerry W. Kolb

Bernard G. Rethore

Neil A. Springer

Compensation Discussion and Analysis

Executive Summary

This section is intended to provide the Company’s stockholders with information about the compensation awarded to those executive officers whose names appear in the Summary Compensation Table (our “named executive officers” or “NEOs”). This section is also intended to provide insight into the considerations the Compensation Committee and the Board have used and will use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy and making decisions with respect to those policies, including changes to the policies when warranted.

—	The Compensation Committee is comprised solely of independent directors. The Compensation Committee uses an independent compensation consultant that does not provide any other services to the Company.

—	Our executive compensation program aims to encourage and reward the creation of sustainable, long-term stockholder value, while aligning the interests of management with those of stockholders.

—

We provide our NEOs with (1) base salary, (2) an annual cash incentive compensation opportunity, (3) long-term equity-based compensation, (4) retirement benefits and (5) other limited benefits. Together, these benefits are the “total compensation” described below.

—

For fiscal 2010, we continued to target total compensation for our NEOs and other executives at the 50th percentile plus or minus 15% of targeted total compensation for similar executive positions at a defined group of 24 peer companies selected by the Compensation Committee and its compensation consultant (the “Peer Group”). The Peer Group for fiscal 2010 is comprised of the same companies (or their predecessors) that comprised the peer group in the prior year. See “Factors Considered by the Compensation Committee – Peer Group Benchmarking.”

—

The Compensation Committee adopted a new management incentive plan in fiscal 2010, which was approved by stockholders as the Management Incentive Plan at the 2010 Annual Meeting. Because the Management Incentive Plan provides the same procedures for paying executives and employees in our corporate office and business units, the Management Incentive Plan provides greater consistency and certainty for the conditions under which short-term incentive compensation can be paid to all of our executives and employee participants in the Management Incentive Plan.

—

We believe in “pay-for-performance” and link short-term and long-term incentive compensation to the achievement of measurable performance goals. Cash incentive compensation supports our “pay-for-performance” compensation philosophy and rewards annual results. Long-term equity-based compensation aims to focus our executives on long-term strategic goals, sustainable growth and performance.

—

Our executives are subject to stock ownership guidelines that require them to reach a certain level of stock ownership within five years of assuming their position. Some executives have purchased significant amounts of shares of our common stock under the stock ownership guidelines and have experienced losses in the value of the purchased stock, in addition to losses arising from equity-based compensation.

—

The market price of our common stock decreased significantly during the past several years due principally to changes in market conditions, including an historic decrease in housing starts and the significant slowdown in spending on water infrastructure across all levels of government. The Compensation Committee believes that management responded effectively to these market conditions, and that management has performed well under these market conditions despite the decrease in stock price by taking prompt action to rationalize production and downsize appropriately. Nonetheless, the market price of our common stock decreased significantly, resulting in a significant decline in the value of all accumulated equity-based incentive compensation for our NEOs and other members of management; stock options granted prior to these decreases are likely to have little or no intrinsic value for an extended period of time. The Compensation Committee is of the view that NEOs and other recipients of equity-based awards have received significantly less in terms of total compensation than executives at Peer Group companies, despite their effective performance under difficult market conditions. The total compensation is also significantly less over the long term than the Compensation Committee intended when the grants were made.

—

We believe that our incentive plans, together with other aspects of our executive compensation program, do not encourage excessive risk-taking by executives, and our independent compensation consultant has reviewed our incentive plans to provide added assurance that they do not encourage excessive risk taking. We have “clawback” provisions in our incentive plans to help ensure that executives do not take unnecessary risk.

—	We do not allow our directors or employees to hedge the value of Company equity securities they hold directly or indirectly.

Overview

Our Business in Fiscal 2010

Economic conditions did not fully recover in fiscal 2010 from their rapid deterioration in the prior year period, negatively affecting our results. Our net sales in fiscal 2010 were $1.338 billion, compared to $1.428 billion in the prior year and $1.859 billion in the year ended September 30, 2008. Our net loss in fiscal 2010 was $45.2 million, compared to a net loss of $996.7 million in the prior year and net income of $42.0 million in the year ended September 30, 2008. Our adjusted net loss was $27.5 million for fiscal 2010 and $35.7 million for the prior year. Our adjusted net income was $53.1 million for the year ended September 30, 2008.

Our primary end markets in fiscal 2010 were the installation, repair and replacement of municipal water distribution and treatment systems, non-residential construction and new water and wastewater infrastructure. The impact of the overall weakness of the U.S. economy on these end markets continued to adversely affect our operations and results in fiscal 2010. The following chart illustrates the correlation between the market price of our common stock and U.S. housing starts through September 30, 2010, and reflects the continuing difficulties faced by the Company and its management, given declining market demand and overcapacity to serve that demand:

In response to these challenging economic conditions, Company management executed a business plan that focused on reducing debt and maximizing cash flow in a depressed operating environment, while reducing our use of working capital. As a result of this focus, we reduced total debt by $355.3 million in the year ended September 30, 2009, in part by using $166 million of the net proceeds of an equity offering, and by $48.0 million in fiscal 2010. In fiscal 2010, we sold certain non-core assets of our Anvil International subsidiary (“Anvil”) and replaced our 2007 credit agreement with a new asset-based credit agreement and the proceeds from the issuance of $225 million of senior unsecured notes. This refinancing extended our debt maturities and locked in long-term capital at what we believe are attractive rates. Execution of this program resulted in a significant improvement to our balance sheet during fiscal 2010. The following chart sets forth certain operational and financial achievements of fiscal 2010:

Operational	Financial

—   Reduced working capital by $108.3 million to $339.4 million at September 30, 2010 from $444.7 million at September 30, 2009

—   Kept businesses sized in accordance with market demand and focused on cost reductions while maintaining quality and market position

—   Reduced net debt by $70.2 million to $608.5 million at September 30, 2010 from $678.7 million at September 30, 2009

—   Completed debt refinancing

- Net proceeds of $221.3 million (face amount of $225 million) from issuance of senior unsecured notes due 2020

- Entered into $275 million asset-based credit agreement

—   Disposed of non-core assets

- Net cash proceeds of $52.6 million

Reduced Working Capital

Working capital represents an investment by a company to support its business activities. The lower a company can drive its working capital while maintaining its service levels, the more efficiently the company is using its capital. Lower working capital allows for alternative uses of financial resources; for example, to reduce debt, make capital investments and pay dividends to stockholders. We define working capital for this purpose as current assets (excluding cash and cash equivalents and deferred income taxes) less current liabilities (excluding current maturities of long-term debt).

During fiscal 2010, we reduced our average investment in working capital to $379.7 million, or 28% of net sales, compared to average working capital of $528.0 million, or 37% of net sales, during the year ended September 30, 2009, while maintaining service levels.

Reduced Net Debt

Net debt represents a priority claim on a company’s financial resources as a company must service that debt through interest payments and repayments of principal. By reducing net debt, a company lowers its debt service requirements, making financial resources available for other purposes. We define net debt as total debt less cash and cash equivalents.

At September 30, 2010, net debt was reduced to $608.5 million, compared to $678.7 million at September 30, 2009 and $911.6 million at September 30, 2008. Our net debt decreased $70.2 million in fiscal 2010 and $232.9 million during the year ended September 30, 2009. During the last three fiscal years, the Company has reduced net debt by over $393 million, including $166 million from the proceeds of an equity offering in the fall of 2009, and over $227 million from cash generated by business operations.

Completed Debt Refinancing

In August 2010, the Company sold aggregate principal amount of $225 million of 8 3/4 senior unsecured notes due 2020 and entered into a five-year $275 million asset-based credit agreement. Concurrently with these transactions, the Company terminated its 2007 credit agreement and repaid all amounts outstanding thereunder, which otherwise would have been payable primarily in 2012 and 2014. The Company has no significant required debt principal payments until 2015 and believes that the new capital structure allows for greater operational flexibility at attractive interest rates.

Disposed of Non-Core Assets

Maintaining non-core assets can be an inefficient use of a company’s resources. In November 2009, the Company sold certain of the assets of Anvil’s former electrical fittings business and recognized a pre-tax gain of $1.6 million. In January 2010, the Company sold Anvil’s Canadian wholesale distribution business and recognized a pre-tax gain of $2.8 million. While these divestitures removed non-core assets from the Company, they also reduced the amount of net sales to be recognized at Anvil going forward.

Fiscal 2010 Management Changes

On August 2, 2010, Mr. Raymond Torok agreed, in connection with his upcoming retirement, to serve as Chairman of U.S. Pipe until September 30, 2010 and as acting President of U.S. Pipe until August 9, 2010, when his successor, Paul T. Ciolino, was appointed President of U.S. Pipe. Pursuant to his amended employment agreement, Mr. Torok accepted a position as Senior Executive with Mueller Water Products, Inc. from October 1, 2010 through September 30, 2011.

Named Executive Officers

The NEOs include our CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers at September 30, 2010. Additionally, we include information concerning Mr. Torok who served as an executive officer during fiscal 2010 but ceased to be an executive officer prior to year end, Mr. Torok will continue to work for the Company for fiscal 2011. The NEOs in fiscal 2010 are as follows:

—	Gregory E. Hyland – Chairman, President and Chief Executive Officer

—	Evan L. Hart – Senior Vice President and Chief Financial Officer

—	Robert G. Leggett – Executive Vice President and Chief Operating Officer

—	Gregory E. Rogowski – President of Mueller Co.

—	Thomas E. Fish – President of Anvil

—	Raymond P. Torok – Chairman of U.S. Pipe

Compensation Philosophy

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. The Compensation Committee has identified the following principles in overseeing the compensation program for the Company’s executives:

—	Seek to Align Executives’ and Stockholders’ Interests — Executives’ interests are more directly aligned with the interests of our stockholders when compensation programs: (1) are significantly impacted by the value of our common stock; (2) require significant ownership of our common stock; and (3) emphasize both short- and long-term financial performance. A significant portion of the compensation for NEOs is comprised of long-term equity awards and the Compensation Committee has adopted stock ownership guidelines to ensure that the executives do not sell their common stock resulting from equity awards until each holds a specified multiple of base salary in Company common stock. In 2010, the stock ownership guidelines were modified to require the Chief Executive Officer to hold six times his base salary in Company common stock.

—

Seek to Set Executive Compensation at a Level that is Competitive — To attract qualified executives, motivate performance and retain executives with the abilities and skills needed to build long-term stockholder value, total compensation should be competitive and should reflect the value of comparable positions in the market and within the Company. The Compensation Committee also reviews wealth accumulation data for NEOs.

—

Seek to Motivate Achievement of Financial and Strategic Goals — A significant portion of an executive’s overall compensation depends on the achievement of short- and long-term financial goals and strategic objectives. Additionally, the portion of an executive’s total compensation that varies with performance is a function of the executive’s responsibilities and ability to influence results, and is tied to strategic goals determined at the beginning of each fiscal year.

—

Seek to Reward Superior Performance — While the total compensation for an executive should be both competitive and tied to achievement of financial goals and strategic objectives, we seek to ensure that performance that exceeds targets is rewarded with above target compensation and that rewards are less than target when performance does not meet targeted expectations.

—

Administer the Compensation Program Consistently and Fairly — We believe that consistency is important in an approach to executive compensation, and that it is important not to significantly vary the approach over time. We also believe, however, that a consistent approach must be monitored to ensure that market forces or compensation structures do not reward managers for excessive risk taking, do not unduly punish managers for the effect of market forces beyond their control, and do not reward managers for achievements due to factors other than their own effort.

Compensation Elements

In 2009, the Compensation Committee took actions to align compensation with our Peer Group and appropriately adjusted compensation, but also to compensate executives for individual efforts that promoted long-term stockholder value. In fiscal 2010, the Compensation Committee determined to maintain the consistency of the structural components of the compensation program to provide management with consistent and directed goals. Also in fiscal 2010, our stockholders approved the Management Incentive Plan, which was designed to provide consistent mechanisms for determining incentive compensation to all executives and employees at our corporate office and business units, and to provide greater clarity around the exact terms and amounts of any incentive grant.

The Compensation Committee has recognized that, as a result of the decrease in our markets and stock price in the past few years, NEOs and other employees who receive stock-based compensation have received significantly less in terms of actual compensation and long-term wealth creation from the levels of compensation intended when the grants were made, despite their effective performance under difficult market conditions.

Each element of our executive compensation program is reviewed and approved by the Compensation Committee and is intended to encourage and foster results and behaviors described in the following table. The Compensation Committee reviews and approves the following elements of compensation for executives:

Compensation Element	Objective	Behavioral Focus
Base salary

—Provides fixed compensation to the executive

—Target represents approximately 25.3% of the total direct compensation for the Chief Executive Officer and approximately 32.4% of total direct compensation for other NEOs

—Most directly comparable component of compensation to measure against Peer Group; rewards experience and individual performance —Not at risk
Annual cash incentive awards

—Provides at-risk variable pay for annual performance

—Target represents approximately 25.3% of the total direct compensation for the Chief Executive Officer and approximately 26.6% of total direct compensation for other NEOs

—Paid in cash

—Rewards individual performance based on operational results for business segment or total Company performance, as well as individual performance

—At risk, depending on satisfaction of overall Company, segment and individual goals

Long-term equity awards

—Provides at-risk variable pay over a number of years

—Target represents approximately 49.4% of the total direct compensation for the Chief Executive Officer and approximately 41.0% of total direct compensation for other NEOs

—For fiscal 2010, 50% of the value was provided in nonqualified stock options and 50% of the value was provided in restricted stock units

—Rewards overall Company performance —Aligns the interests of executives with those of stockholders —At risk, based on stock price
Employee benefits	—Promotes health and well-being of employees, including executives —401(k) retirement benefits encourage saving	—Annual indirect compensation —Not at risk
Perquisites	—Promotes health and provides financial, legal, tax, insurance and relocation assistance for executives and opportunities for reasonable business entertainment	—Annual entitlements —Not at risk

The following charts set forth, for the Chief Executive Officer and the other NEOs on average, the amount and percentage of the total compensation for each major element of fiscal 2010 compensation, including the percentage of fiscal 2010 direct compensation that was at risk. The amounts and percentages are based on the fiscal 2010 target levels for each element at the time of approval.

Total Compensation

The Compensation Committee targets total compensation at the 50th percentile of the Peer Group average plus or minus 15%, subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Compensation Committee. Depending on business and individual performance results, an executive’s total compensation may be within, below or above the target range for that position. The Compensation Committee regularly reviews the total compensation of each executive and compares it to the total compensation of comparable executives in the Peer Group. The Compensation Committee regularly discusses the comparable total compensation data from its Peer Group with Meridian Compensation Partners, LLC, the Company’s independent compensation consultant, based on data collected by it.

Risk and Incentive Compensation

Because performance-based incentives play a large role in the Company’s executive compensation program, we believe it is important to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company or its stockholders. The Company believes that the base salaries of the NEOs, reviewed against similar salaries at peer companies, are a sufficient component of total compensation to discourage excessive risk taking. Annual cash incentive bonuses are capped at 200% of the applicable target.

The Compensation Committee establishes financial and operating targets under our cash incentive bonus plans based upon budgeted performance levels included in pre-approved operating plans that are reviewed, carefully monitored and approved by the Compensation Committee and the Board. The Compensation Committee approves financial or operational targets that it and management believe can be achieved without the need to take inappropriate risks or make material changes to the Company’s business or strategy but that, if achieved, are likely to improve the financial performance of the Company. The Compensation Committee reviews individual components of the incentive compensation goals to ensure that they reward performance that would add value to the Company and its stockholders. Long-term incentive awards are granted in equity and value is enhanced through appreciation of the Company’s stock price. Executives generally cannot sell shares acquired through equity awards until specified ownership levels have been met.

We use financial performance measures, such as “working capital as a percent of net sales”, “adjusted operating income”, “adjusted free cash flow” and “adjusted net income”, to encourage the efficient use of the Company’s resources. The Compensation Committee annually considers revisions to the metrics used, and reviews progress against them during the year, to ensure that incentive compensation is aligned with stockholder interests.

We believe the use of widely-accepted financial metrics for financial targets, together with carefully determined thresholds and maximums, makes it unlikely that the risk to the Company will be increased in any material way. The targets used in establishing personal incentive goals are intended to benefit the Company and are not reasonably likely to increase material risk to the Company over a longer period of time. We believe that having a significant amount of incentive compensation that vests over an extended period, as well as “clawback” provisions in our incentive plans, may also discourage unnecessary or excessive risk taking.

Role of Management in Compensation Decisions

The Compensation Committee and the Chief Executive Officer discuss the financial metrics that closely align performance targets of the business units and the Company with the strategic goals of the Company. The Compensation Committee and the Chief Executive Officer also discuss the individual goals and desired initiatives for each executive, to determine which goals should be used, and the extent to which performance targets for the previous year have been achieved.

The Compensation Committee reviews information provided by its Compensation Consultant and uses that information as a reference point for the components of compensation. The Chief Executive Officer provides input on and makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual incentive adjustments and grants of equity awards under our incentive plans. The Compensation Committee approves or modifies the compensation of these executives taking into consideration the Chief Executive Officer’s input and recommendations.

The Compensation Committee annually receives input from the entire Board with respect to the Chief Executive Officer’s performance and subsequently recommends his compensation level to the Board. The Board discusses and approves the annual salary of the Chief Executive Officer. The Chairman of the Compensation Committee and another Compensation Committee member designated by the Chairman meet with the Chief Executive Officer to discuss the Chief Executive Officer’s performance and compensation based on evaluations received from the Board. These discussions are considered by the Compensation Committee in setting all elements of the compensation for the Chief Executive Officer.

In fiscal 2010, the Chief Executive Officer was present at all of the Compensation Committee meetings, but was excused from the executive sessions of the Compensation Committee and did not participate in meetings or deliberations when his own compensation was discussed.

Role of Compensation Consultant in Compensation Decisions

Under its Charter, the Compensation Committee has sole authority to select and retain an independent compensation consultant, including approving the consultant’s fees and retention terms. The consultant may not have any other relationship with the Company or management without the prior written approval of the Compensation Committee. For the past four years, the Compensation Committee selected Hewitt Associates, LLC (“Hewitt”) as its compensation consultant. In February 2010, in order to ensure the independence of its compensation practice, Hewitt separated its employees engaged in executive compensation practice into a separate, independent entity named Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee retained Meridian as its independent compensation consultant in April 2010 for the remainder of fiscal 2010. Each year, the Compensation Committee reviews the performance of its compensation consultants; it will determine its advisors for 2011 after the close of fiscal 2010. The Compensation Committee determined that the Company would not retain Meridian for any projects without the prior consideration and consent of the Compensation Committee; no new projects were approved or performed for the Company by Hewitt or Meridian in fiscal 2010. Hewitt or Meridian, as the case may be, is referred to as the “Compensation Consultant” for purposes of the following discussion.

In fiscal 2010, the Compensation Consultant’s responsibilities included, but were not limited to:

—	providing recommendations regarding the composition of the Peer Group;

—	preparing and analyzing pay survey data;

—	reviewing and advising on the performance measures to be used in incentive awards; and

—

reviewing and advising on all principal aspects of executive and non-employee director compensation, including base salaries, bonuses and equity awards for executives, and cash compensation and equity awards for non-employee directors.

During fiscal 2010, the Compensation Consultant attended all of the Compensation Committee’s meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of the Compensation Consultant regularly communicate with the Chairman of the Compensation Committee outside of regular committee meetings.

The Compensation Consultant uses a proprietary modified Black-Scholes model to value stock options and a discounted value methodology to value restricted stock units, taking into account the likelihood of forfeiture. During fiscal 2010, the Compensation Consultant calculated the number of stock options and restricted stock units to be provided to executives and other employees based on the value of the grants approved by the Compensation Committee. Those calculations reflect the value of the grants using the Compensation Consultant’s methodologies based on the closing stock price on the date of grant; the values in the compensation tables below as required for financial reporting purposes do not correspond to the values reported by the Compensation Consultant on the date of grant or at any other point in time.

For example, the stock options and restricted stock units granted on December 1, 2009 were valued at $2.86 and $4.71, respectively, per award, by the Compensation Consultant. These awards were valued at $1.70 and $5.05, respectively, for financial reporting purposes. The stock option valuations differed primarily to different methodologies for assessing volatility. The restricted stock units differed in value because the Compensation Consultant used a discounted value to derive a present value of the equity award; for financial reporting purposes, no such discount is used.

Factors Considered by the Compensation Committee

Peer Group Benchmarking

During fiscal 2010, the Compensation Committee reviewed the prior year peer group. The Committee and the Compensation Consultant considered companies that were likely to compete with the Company for executive talent and investors, companies with similar organizational structures, strategic focus, and other considerations. For fiscal 2010, the Compensation Committee approved the 24-company Peer Group listed below, which was the same peer group used in fiscal 2009, except that two members of the peer group, The Stanley Works and The Black & Decker Corporation, were dropped after they merged with each other – the Compensation Committee regarded the combined corporation as too large to be easily compared to other members of the Peer Group. The Peer Group companies have a primary manufacturing component to their businesses, are publicly traded or otherwise file financial statements with the SEC. Where a company was smaller or larger than the Company, the Compensation Consultant used a market regression analysis to adjust the data to make the data more comparable.

Fiscal 2010 Peer Group

Name of Company	Annual Revenue (last fiscal year)	Market Capitalization (as of last fiscal year end)
Allegheny Technologies Incorporated	$3.1 billion	$4.4 billion
Ametek, Inc.	$2.1 billion	$4.1 billion
Armstrong World Industries, Inc.	$2.8 billion	$2.2 billion
Badger Meter, Inc.	$0.3 million	$0.6 billion
Cameron International Corporation	$5.2 billion	$10.2 billion
Crane Co.	$2.2 billion	$1.8 billion
Curtiss-Wright Corporation	$1.8 billion	$1.4 billion
Donaldson Company, Inc.	$1.9 billion	$2.9 billion
EnPro Industries, Inc.	$0.8 billion	$0.5 billion
Flowserve Corporation	$4.4 billion	$5.3 billion
FMC Technologies	$4.4 billion	$7.1 billion
Graco Inc.	$0.6 billion	$1.7 billion
IDEX Corporation	$1.3 billion	$2.5 billion
Lennox International Inc.	$2.8 billion	$2.2 billion
Mueller Industries, Inc.	$1.5 billion	$0.9 billion
Otter Tail Corporation	$1.0 billion	$0.9 billion
Pentair, Inc.	$2.7 billion	$3.2 billion
Quanex Building Products Corporation	$0.6 billion	$0.6 billion
Robbins & Myers, Inc	$0.6 billion	$0.8 billion
Roper Industries, Inc.	$2.0 billion	$4.9 billion
Sauer-Danfoss Inc.	$1.2 billion	$0.6 billion
Valmont Industries, Inc.	$1.8 billion	$2.1 billion
Watts Water Technologies, Inc.	$1.2 billion	$0.9 billion
Worthington Industries, Inc.	$1.9 billion	$1.2 billion

The following chart illustrates the correlation between the market price of our common stock and the aggregate market price of the common stock for each company in the Peer Group through November 15, 2010.

The Compensation Committee believes the Peer Group is generally an appropriate group to use for comparison of target levels of compensation and that companies in the Peer Group are likely to be seeking executives with similar backgrounds and experience to the Company’s NEOs and other executives. In fiscal 2010, the actual performance of the Peer Group companies varied significantly from that of the Company because they serve different end markets that have reacted differently during the recent economic downturn, have different capital structures and generally lower levels of debt, and may report based on different fiscal years.

The Peer Group companies also face significantly different competitive landscapes. For example, some companies sell into energy markets (e.g., Cameron International Corporation and Otter Tail Corporation), while other companies sell into markets with a broader base than the Company’s end markets (e.g., Ametek, Inc., IDEX Corporation and Roper Industries, Inc.).

The Company’s exposure to the residential construction market and its concentration in the municipal water infrastructure and commercial credit markets has caused the Company to be more severely impacted by the economic downturn – and less helped by the fledgling recovery – than certain other members of the Peer Group. The Compensation Committee noted that different peer groups could be considered. In particular, the Compensation Committee noted that one proxy governance firm uses a peer group based on the “Capital Goods” segment of the Standard & Poor’s industry group, which includes approximately 585 companies. The Compensation Committee determined that such a broad-based assortment of companies also did not reflect the challenges faced by the Company. Meridian presented the Compensation Committee with information comparing the market price of the Company’s common stock with the market price of the SPDR S&P Homebuilders ETF and U.S. housing starts data, illustrating a strong correlation between the market price of the Company’s common stock and the performance of the U.S. housing sector. Both of these indices reflect the continuing difficulties faced by the Company and its management in fiscal 2010, given declining market demand and overcapacity to serve that demand. See “Overview – Our Business in Fiscal 2010” for a chart that illustrates the correlation between the market price of our common stock and U.S. housing starts data. The following chart illustrates the correlation between the market price of our common stock and the market price of the SPDR S&P Homebuilders ETF through September 30, 2010.

As illustrated above, the recent performance of the Company’s common stock more closely paralleled the performance of the SPDR S&P Homebuilders ETF – or even housing unit starts (see page 29) – than it did the stock market performance of the Peer Group companies. This strong correlation illustrates the significant link between the Company’s performance and residential construction, municipal spending and commercial construction. The Compensation Committee, together with the Compensation Consultant, considered the factors discussed above, noting in particular the differences in end markets, capital structure, debt levels and competitive landscape. The Compensation Committee also considered that the Company is still likely to compete with companies such as those in the Peer Group for executive talent and may make allowances when it believes such allowances are necessary or advisable to enable the Company to recruit and retain executive talent. However, the Compensation Committee continues to use the Peer Group for the purpose of determining target compensation.

Tally Sheets

The Compensation Committee regularly reviews tally sheets for each executive, which are prepared by Company management and reviewed by the Compensation Consultant. The tally sheets contain information concerning prior year compensation, proposed compensation for the current year and various termination-of-employment scenarios, and also highlight multiple elements of compensation. The tally sheets enable the Compensation Committee to view and evaluate all facets of executive compensation, understand the magnitude of potential payouts as a result of termination-of-employment scenarios and consider changes to our compensation program, arrangements and plans in light of emerging trends. In certain circumstances, the tally sheets show information that is different than the information that is required to be shown under the heading “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Wealth Accumulation Review

The Compensation Committee reviews “wealth accumulation” calculations; for example, how much an executive is projected to earn or accrue over time through cash and equity compensation or receive through certain benefits. The most variable vehicle for wealth accumulation is equity awards, and intends for recipients of equity awards to receive the full benefit with improved Company performance and the resulting improvement in stock price. This review is intended to ensure that management’s interests are aligned with the long-term interests of the Company and its stockholders. In fiscal 2010, this analysis demonstrated that the long-term incentive awards granted by the Compensation Committee are now worth significantly less that the valuations targeted at the time of original grant, primarily for the reasons stated above. Company executives have experienced significant declines in the value of their long-term compensation and net worth as stockholder investments have declined in value.

Rewarding Performance: Compensation Elements

The Compensation Committee oversees the various forms of compensation to reward performance and encourage the achievement of the Company’s near-term objectives and long-term strategic goals. Base salary provides a stable amount of fixed compensation to the executive, while annual cash incentive awards are used to reward financial and personal performance to achieve Company objectives. The Compensation Committee uses long-term equity-based compensation to reward the executives for overall Company performance, and to align a significant portion of the overall compensation with the long-term interests of stockholders. Finally, the Compensation Committee oversees retirement benefits and other benefits to promote the health, well-being and financial security of our executives and their families, and, in some cases, to provide perquisites comparable to those available to similarly-situated executives at other companies.

The Compensation Committee has noted the effect of the declines in the Company’s primary end markets on the ability of executives to realize the long-term value of equity awards made to them. Each year, the Compensation Committee grants equity awards to the officers and key employees of the Company under the Company’s Second Amended and Restated 2006 Stock Incentive Plan (the “2006 Stock Plan”). In determining the amount of equity awards to each of the NEOs and other executives of the Company, Meridian establishes a benchmark to illustrate the economic value opportunity for the equity awards for each NEO and compares that value to a range of 15% around the median of equity awards for comparable positions in the Peer Group companies.

Over the last two years, long-term equity awards to the Chief Executive Officer as valued on the date of grant were approximately 52% of the total compensation to the CEO, and the awards to the other NEOs were approximately 35% of the total compensation to other NEOs. The Compensation Committee uses these percentages to align the interests of the participants in the 2006 Stock Plan with the interests of stockholders. The Compensation Committee is of the view that the award of equity under the 2006 Stock Plan further incentivizes the participants to take actions that are in the long-term interests of the Company and its stockholders, rewards the participants in line with long-term wealth accumulation models developed by Meridian, and assists the executives in attaining the long-term ownership interests in the Company required by the Stock Ownership Guidelines.

Base Salary

The Compensation Committee regularly compares the base salary of each executive to the 50th percentile of comparable executives in the Peer Group and uses that benchmark as a guide; in some cases the Compensation Committee may set base salaries higher or lower than the 50th percentile. Base Salary was not adjusted in 2009. Base salaries are currently adjusted for the NEOs on February 1 of each year, except that in fiscal 2010 Mr. Fish’s base salary was adjusted as a result of a renegotiation of his employment agreement in February 2010. At year end 2010, the base salaries for the NEOs were increased as set forth below to align the salaries for these executives with the salaries for comparable executives at Peer Group companies:

Mr. Hyland	$825,000
Mr. Hart	$325,000
Mr. Leggett	$507,292
Mr. Rogowski	$378,125
Mr. Fish	$371,600
Mr. Torok	$353,190

In determining base salary for each executive, the Compensation Committee referred to the 50th percentile but also assessed the responsibilities associated with the position, individual contribution and performance, skill set, experience and external pressures to attract and retain talent and the compensation paid to other executives in the Peer Group and in the Company. Salaries earned by NEOs in fiscal 2010 are reflected in the “Salary” column (Column C) of the Summary Compensation Table.

Annual Cash Incentive Awards

Annual cash incentive compensation for fiscal 2010 was awarded to certain of our employees under the Management Incentive Plan, which provides employees with the opportunity to earn annual cash incentive awards based on the achievement of pre-established measurable financial/operational and individual goals.

Approximately 60 days after the end of each fiscal year, the Compensation Committee sets the target annual cash incentive compensation for senior executives for the next fiscal year, using the 50th percentile of the Peer Group as a guide. The Compensation Committee’s goal is to use appropriate opportunities to bring all compensation for the NEOs and other executives in line with the Company’s compensation philosophies outlined above. The Compensation Committee uses the financial/operational goals discussed below for each NEO.

The Compensation Committee approved annual financial/operational and individual goals for executives covered by the Management Incentive Plan in the first quarter of fiscal 2010. The potential annual cash incentive opportunity for each executive was weighted 70% on the achievement of two financial/operational goals described below and 30% on an additional financial goal, which additional opportunity was subject to negative discretion of the Compensation Committee based on the achievement of individual goals that are structured to add value to the Company and its stockholders. The amount payable based on attainment of those goals is capped at 200% of the target. Under the Management Incentive Plan, the Compensation Committee may decrease (using negative discretion) the amounts payable to participants, but may not increase the amounts payable.

Financial/Operational Performance Goals

The Compensation Committee, as administrator of the Management Incentive Plan, may use any one or more of certain financial/operational performance measures for all or part of an annual cash incentive award, based on the relative or absolute attainment of specified levels of one or any combination of the financial/operational performance measures selected for a particular employee. These performance measures include, but are not limited to, sales, earnings, cash flow and working capital.

Financial/operational goals have a weight of 70% of the total annual cash incentive compensation target, and executives can earn between 0% and 200% of the target amount depending on the level of achievement of the goals. During the fourth quarter of 2009, the Board anticipated that the Company might face a difficult fiscal 2010 due to the continuing downturn in residential construction activity and uncertainty related to both municipal/governmental spending and non-residential construction. Recognizing that the business conditions would remain very challenging, the Compensation Committee established financial and operational performance targets for fiscal 2010 that took into account the expected performance of the Company and its major operating business units for the coming year, taking into account expected net sales declines, the level of fixed costs and the potential for cost reductions. The Compensation Committee believed that the targets would nonetheless be difficult to reach, but that they were based on the goals established in the annual operating plan and could be achieved with effort.

For corporate executives, the financial metrics selected by the Compensation Committee were free cash flow and net income (as adjusted). For operating executives, the financial metrics selected by the Compensation Committee were average working capital as a percent of net sales and adjusted operating income. The Compensation Committee further agreed to adjust the financial metrics to exclude the effect of (i) extraordinary, unusual or non-recurring items, (ii) gains or losses on dispositions, (iii) changes in laws affecting reported results, and (iv) charges for reorganization and restructuring. Working capital as a percent of net sales is determined by the average of the month end working capital balances for each of the operating subsidiaries divided by the fiscal year net sales.

The following table shows the fiscal 2010 financial/operational performance targets for each NEO along with the attained results.

Financial/Operational Performance

			Results Required to Achieve Bonus (in millions)				Actual
	Financial/Operational Metric	Weight	Threshold	Target (100%)	Maximum (200%)	2010 Actual Results (millions)	2010 Payout Factor (% of Target Bonus)

Gregory E. Hyland, Evan L. Hart and Robert G. Leggett	Consolidated Adjusted Net Income (Loss)	50%	$(44.5)	$(22.7)	$18.8	$(28.5)	73.4%
	Consolidated Adjusted Free Cash Flow	20%	$18.7	$35.6	$68.1	$61.9	180.9%

Gregory S. Rogowski	Mueller Co. Adjusted Income (Loss) from Operations	50%	$48.8	$69.7	$90.6	$81.1	154.5%
	Average Working Capital as a Percent of Net Sales	20%	34.3%	32.7%	30.4%	28.8%	200%

Thomas E. Fish	Anvil Adjusted Income from Operations	50%	$14.3	$20.4	$43.3	$18.2	63.9%
	Average Working Capital as a Percent of Net Sales	20%	34.5%	32.8%	30.2%	32.2%	123.1%

Raymond P. Torok	U.S. Pipe Adjusted Income (Loss) from Operations	50%	($23.6)	($18.2)	$0	$(53.2)	0%
	Average Working Capital as a Percent of Net Sales	20%	25.9%	24.8%	23.1%	24.7%	105.9%

Individual Performance Goals

The Compensation Committee, as administrator of the Management Incentive Plan for senior executives, may establish individual performance goals for those executives. All individual performance goals are set with target, minimum (or threshold) and maximum objectives for each individual performance goal. Messrs. Hyland, Leggett, Fish and Torok were only eligible for consideration for incentive compensation based on individual performance if the Company generated positive cash flow.

In fiscal 2010, individual goals had a total weight of 30% of the total cash incentive target, and executives could earn between 0% and 200% of the target amount depending on the level of achievement of individual goals. Individual goals are quantifiable to the extent practicable and are also reviewed subjectively. The percent achievement of individual goals is determined by the executive’s direct supervisor and agreed to or modified by the Chief Executive Officer and the Compensation Committee.

In fiscal 2010, the Compensation Committee used the financial goal of adjusted free cash flow to determine the availability of a pool from which to pay incentives based on the individual performance of the NEOs. Because the free cash flow goal was met, each of the NEOs was credited with having met the minimum requirement for being eligible to receive an award of up to 200% of his individual target, but that would not exceed the amount that would be paid upon the meeting of certain objective individual performance based goals established by the Compensation Committee. Based on a review of the goals described below, the Compensation Committee exercised its negative discretion for each of the NEOs and determined to award payments to the NEOs for individual goals under the Management Incentive Plan:

Gregory E. Hyland	$247,500
Evan L. Hart	$101,120
Robert G. Leggett	$130,633
Gregory E. Rogowski	$99,691
Thomas E. Fish	$102,422
Raymond P. Torok	$78,531

Cash incentive awards paid to the NEOs for fiscal 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column (Column G) of the Summary Compensation Table.

With respect to Mr. Hyland’s individual goals, the Compensation Committee considered his contributions in the development and introduction of new product lines across all business units, and his accelerated expansion of certain opportunities in the Company’s meter businesses. The Compensation Committee also considered the development of a long-term information technology strategy for the Company and the use of that strategy to realize operating savings in fiscal 2010. Finally, the Compensation Committee determined to reward Mr. Hyland above his target level for his efforts in fiscal 2010 to reestablish cost-effective corporate development activities to identify and properly prioritize international strategic opportunities. Based on the foregoing considerations, the Compensation Committee determined to award Mr. Hyland an amount representing 100% of his individual goal component.

With respect to Mr. Hart’s individual goals, the Compensation Committee considered his contributions to the improvement of additional efficiencies and effectiveness of the internal audit function, his efforts to realize certain tax benefits, and his efforts to reduce the number of days sales outstanding through enhanced collection efforts. Based on the foregoing considerations, the Compensation Committee determined to award Mr. Hart an amount representing 154.5% of his individual goal component.

With respect to Mr. Leggett’s individual goals, the Compensation Committee considered his efforts in reducing working capital, safety factors, such as reductions in total reportable injury rates (“TRIR”) and days away from work rates (“DAFW”), compliance with environmental and workplace safety laws, accelerated expansion of the meter businesses, and focus on new products. Based on the foregoing considerations, the Compensation Committee determined to award Mr. Leggett an amount representing 115% of his individual goal component.

With respect to Mr. Rogowski’s individual goals, the Compensation Committee considered reductions in the TRIR and DAFW rates, compliance with environmental and workplace safety laws, reductions in the working capital used by Mueller Co., the expansion of a new product development process for the commercialization of new products, and improvements in productivity, on-time delivery and quality. Based on the foregoing considerations, the Compensation Committee determined to award Mr. Rogowski an amount representing 117.5% of his individual goal component.

With respect to Mr. Fish’s individual goals, the Compensation Committee considered reductions in working capital and improvements in inventory turns, cost savings for Anvil’s manufacturing plants, reductions in the TRIR and DAFW rates, completion of divestitures of non-core businesses, and the development of a new product development process. Based on the foregoing considerations, the Compensation Committee determined to award Mr. Rogowski an amount representing 122.5% of his individual goal component.

With respect to Mr. Torok’s individual goals, the Compensation Committee considered reductions in the TRIR and DAFW rates, reductions in working capital, increases in operational efficiencies, purchasing initiatives and cost savings, and the introduction of new products into the markets. Based on the foregoing considerations, the Compensation Committee determined to award Mr. Torok an amount representing 100% of his individual goal component.

Long-Term Equity-Based Compensation

The Compensation Committee awards long-term equity-based incentive compensation to executives and certain key employees under the Company’s 2006 Stock Plan. As noted above, the Compensation Committee believes that providing equity as a component of executive compensation helps ensure that the Company can compete to recruit and retain talent, that executives and key employees are focused on long-term Company priorities and performance, and that the interests of those executives and employees are appropriately aligned with the interests of the stockholders. In addition, equity awards are intended to help retain executives during the vesting period since, in most circumstances, the awards will be forfeited if the executive leaves the employ of the Company before the awards vest or the applicable restrictions lapse.

Value of Fiscal 2010 Equity Awards

The Compensation Committee used the 50th percentile relative to the Peer Group as a guide in setting the dollar amounts of the annual equity awards during fiscal 2010, but made adjustments as advised by Meridian based on the level of each executive’s respective responsibilities with the Company and that executive’s potential ability to help the Company attain its strategic and operational goals. The Compensation Committee uses a dollar value to award the long-term equity-based compensation to the NEOs and other executives and its Compensation Consultant determines a specified number of stock options and restricted stock units that equals that value.

In determining the actual number of stock options and restricted stock units to be granted, the Compensation Committee relied on calculations provided by Meridian. The economic value calculated for each award is based on a proprietary modified Black-Scholes methodology for options and discounted value methodology for restricted stock units. The economic value depends, in part, on the features of the grant, the historical volatility of the Company’s common stock prices and includes assumptions relating to term, vesting schedule, and the impact of certain employment terminations, among others. The Compensation Committee annually reviews the assumptions used by Meridian in determining the values of those awards and the values used for financial reporting purposes. The economic values derived using the Meridian calculations do not match the grant date fair values derived for financial reporting purposes. See “Executive Compensation – Summary Compensation Table – Stock Awards” and “– Option Awards” below. Before determining final awards, the Compensation Committee also considered the evaluation of each executive by the Chief Executive Officer, the “burn rate” – that is, the rate at which equity awards are granted in the fiscal year relative to the total number of shares outstanding – and the availability of shares under the 2006 Stock Plan.

During the last three fiscal years, the Company’s stock price has decreased significantly as the Company’s businesses have faced a severe economic downturn. This has resulted in a significant decline in the value of stock options and restricted stock units that were granted to executives over the past several years. This decline in value based on a closing stock price of $3.02 per share on September 30, 2010, as summarized in the table below, was reviewed and considered by the Compensation Committee in making executive compensation decisions for fiscal 2010.

		Stock Option “In the Money” Value		Restricted Stock Unit Change in Market Price Since Issuance
Grant Date	Grant Date Market Price	Date of Grant	As of 9/30/2010
November 29, 2006	$15.09	$0.00	($12.07)	-79.9%
November 29, 2007	$10.66	$0.00	($7.64)	-71.7%
December 2, 2008	$5.49	$0.00	($2.47)	-44.9%
December 1, 2009	$5.05	$0.00	($2.03)	-40.2%

Timing of Equity Awards

While the Compensation Committee may grant equity awards at its scheduled meetings or by unanimous written consent, it generally grants annual awards at its November/December meeting each year, except for awards related to promotions and new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a pre-determined future date. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date. All stock options have a per share exercise price equal to the closing stock price on the New York Stock Exchange on the effective date of the grant. See “Executive Compensation – Summary Compensation Table – Stock Awards and – Option Awards” below for a listing of all awards made to the NEOs since November 2006.

Retirement Benefits

The Company offers retirement benefits to its executives and other employees to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.

Retirement Savings Plan Applicable to Employees Generally

The Mueller Water Products, Inc. Retirement Savings Plan (“Savings Plan”) is a 401(k) plan that provides retirement benefits for non-union employees of the Company and participating subsidiaries. Messrs. Hyland, Hart, Leggett, Fish, Torok and Rogowski participate in the Savings Plan.

Deferred Compensation Plans

Agreement with Mr. Hyland. In accordance with the terms of Mr. Hyland’s employment agreement with Walter Industries (now Walter Energy), dated September 9, 2005, the Company adopted a limited retirement savings plan effective from April 1, 2007 (the “Retirement Plan”) for Mr. Hyland. That employment agreement was assigned to and assumed by the Company on December 14, 2006 and has been subsequently amended and restated without changing the amount of the benefit to which he is entitled. The Retirement Plan is intended to constitute an unfunded plan of deferred compensation for Mr. Hyland. Under the Retirement Plan, the Company credits a bookkeeping account for Mr. Hyland. Commencing April 16, 2007 and as of the 16th day of each calendar month thereafter through September 16, 2010, an amount equal to 10% of Mr. Hyland’s then current monthly base salary has been credited to such account by the Company. The amounts credited to the Retirement Plan bear interest at 120% of the long-term Applicable Federal Rate (as defined in the Internal Revenue Code) until payment. At September 30, 2010, $528,088 has been accrued and credited to Mr. Hyland’s deferral account, and no further accruals will occur to the account, except for interest.

Upon termination of Mr. Hyland’s employment at the Company, other than for cause, all deferred compensation under the Retirement Plan will be paid as a lump sum to Mr. Hyland, subject to the terms of the Retirement Plan. Upon a termination of employment for cause, the entire Retirement Plan account will be forfeited. The Company’s fiscal 2010 accruals to the Retirement Plan for Mr. Hyland were $104,276. See the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (Column H) of the Summary Compensation Table.

Deferred Compensation Plan for All Executives. The Mueller Water Products, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides executive officers the opportunity to defer up to 70% of base salary and 100% of amounts earned under the Management Incentive Plan. Taxes on deferred amounts are deferred until the amounts are withdrawn so that savings accumulate on a pre-tax basis. At the time the executive commences participation in the Deferred Compensation Plan, the executive may elect to receive payments upon termination of employment, death, disability or retirement in a lump sum or in equal installments. None of our NEOs participate in the Deferred Compensation Plan, and no credits have been made to any NEOs under that plan.

Other Benefits

Perquisites

The Company provides certain perquisites to the NEOs that the Compensation Committee believes are reasonable and consistent with its overall compensation program. The perquisites provided are intended to contribute to the improved health of the executives, facilitate business development, enhance personal financial management, or represent a competitive practice that helps to attract and retain executives.

In fiscal 2010, the Compensation Committee offered its NEOs limited perquisites, including a car allowance, life insurance, supplemental long-term disability insurance, reimbursement for certain financial planning, legal, relocation and physical examination expenses. In limited cases, the Company has in the past provided for club memberships for NEOs. The two NEOs provided with club memberships in fiscal 2010 used those clubs for business purposes, although they may use them for personal use as well. The Compensation Committee has stated that club memberships will not be offered to future hires and existing reimbursements will cease effective January 1, 2011.

Perquisites provided to the NEOs in fiscal 2010 are set forth in the “All Other Compensation Table”.

Severance Benefits

Each NEO is entitled to severance benefits. Information regarding applicable payments under such arrangements and agreements for the NEOs is provided under the heading “Executive Compensation – Potential Payments Upon Termination or Change-in-Control”.

Change-in-Control Agreements

The Compensation Committee recognizes that change-in-control agreements have historically been viewed as an important component of executive officer compensation. Change-in-control agreements are used to create incentives for executives to build stockholder value and to seek the highest value possible for stockholders should the Company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards. The Company’s change-in-control agreements for our executives are “double trigger,” meaning that acceleration of vesting and severance payments does not occur upon a change in control unless the executive’s employment is involuntarily terminated (other than for cause or for termination for good reason) within 24 months following a change-in-control transaction. The Compensation Committee believes this structure strikes an appropriate balance of incentivizing executives without providing benefits to executives who continue to enjoy employment with an acquiring company in the event of a change-in-control transaction. The Compensation Committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

Certain change-in-control agreements were originally entered into between Walter Industries and Company executives prior to the spin-off of the Company from Walter Industries (now Walter Energy) (the “Spin-off”). The Compensation Committee approved change-in-control agreements for executives who were hired or promoted by the Company subsequent to the Spin-off. Key terms, such as triggering events, multiples of pay that would be paid upon the occurrence of those events and the acceleration of equity awards, were based on the agreements previously adopted by Walter Industries.

In September and October 2008, the Company entered into new change-in-control agreements with the Company’s NEOs to confirm the existing agreements. The revised agreements generally restated the existing agreements, and included certain technical amendments to bring them into compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. The Compensation Committee approved an agreement in similar form for Mr. Fish in February 2010 in connection with his agreement to accept certain modifications to his employment agreement, including a salary adjustment to reflect a new salary at the 50th percentile of similar executives at Peer Group companies, and a reduction of his target incentive compensation from 119% to 75%, to ensure that Mr. Fish’s compensation was consistent with the Company’s overall compensation philosophy.

In August 2010, the Compensation Committee approved a new change-in-control agreement between the Company and Mr. Paul Ciolino, the recently appointed president of the Company’s U.S. Pipe subsidiary. That agreement provides that the amounts payable to Mr. Ciolino on a change-in-control will not exceed 299% of Mr. Ciolino’s “base amount” for the “base period,” as those terms are defined under the applicable regulations of the Internal Revenue Service under Section 280G of the Internal Revenue Code (“Section 280G”). Under Section 280G, an executive who receives a payment of more than that amount upon a change-in-control is subject to an excise tax under another Section of the Internal Revenue Code. Older change-in-control agreements with the Company’s executives provide for the payment to the executive of a “gross-up” amount to put the executive in the same after-tax position as if he had not been subject to the excise tax.

In September 2010, the Compensation Committee considered the change-in-control agreements of the Company and noted that the “gross-up” payments under those agreements were generally not payable except to executives who were recently hired or promoted within the past three years, and that only Messrs. Hart, Leggett and Rogowski would be likely to receive an excise tax gross-up. After review and discussion with the Compensation Consultant, the Compensation Committee determined not to approve new agreements that permit “gross-up” payments on a change-in-control and not to make any material modifications to any agreements that permit such payments. The Compensation Committee determined to leave in place change-in-control agreements that had been executed prior to August 2010. See “Executive Compensation – Employment, Severance and Change-in-Control Arrangements” for a description of the change-in-control agreements.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (“ESPP”) is a nonqualified stock purchase plan that provides all Company employees an opportunity to purchase our common stock through regular payroll deductions. Participation requires a minimum monthly deduction and cannot exceed 10% of monthly base salary. Further, no more than 1,000 shares can be purchased for any three-month offering period and no more than $25,000 of common stock may be purchased by a participant in any calendar year. The ESPP is implemented through a series of offering periods. The purchase price is equal to 85% of the lesser of the closing price of the common stock on the first trading day of the offering period and the closing price of the common stock on the last trading day of the offering period.

Messrs. Hart, Leggett and Rogowski participated in the ESPP in fiscal 2010.

Health and Welfare Benefits

The Company generally offers group medical, dental, vision, life and long-term disability insurance in a flexible benefits package to all active U.S. Company employees, except as otherwise required by collective bargaining agreements. Every employee is provided life insurance up to one times his or her base salary at no charge to the employee, other than tax consequences. For an additional charge, the employee may obtain coverage up to four times base salary. Competitive health and welfare benefits are offered to non-U.S. employees.

Income Tax Consequences of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to the principal executive officer and the next three highest paid executive officers (excluding the chief financial officer) to $1 million in any year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Performance-based compensation, such as stock option awards, meets these requirements, and as such is deductible by the Company. Time-based restricted stock units are not viewed as performance-based under Section 162(m). The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Internal Revenue Code, except in extraordinary cases when doing so would not be compatible with the Company’s compensation philosophy.

Compensation Recovery (“Clawback”) Policy

The Company’s employment agreements contain a provision that requires the employee, to the extent required by law, to reimburse the Company following the publication of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct for (a) incentive-based or equity-based compensation received and (b) any profits realized from the sale of securities, in each case during the 12 months prior to discovery of the noncompliance. The Compensation Committee has exclusive authority to interpret and enforce this provision.

The Compensation Committee has adopted a “Clawback Policy” to recover pay that is determined to have been wrongfully earned by managerial or executive employees. As a result, all restricted stock units granted after November 30, 2009 include a clause that reduces the number of equity awards upon the occurrence of certain events. The Compensation Committee has the exclusive authority to interpret the Clawback Policy, and may offset compensation as necessary to recover amounts due under the Clawback Policy.

The Compensation Committee expects to adopt changes to its Clawback Policy once the SEC issues final rules implementing the provisions of the Dodd-Frank Act related to compensation recovery.

Anti-Hedging Policy

The Company does not allow directors or employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities, as well as hedging or monetization transactions and purchases of Company equity securities on margin.

Stock Ownership Guidelines

The Compensation Committee believes that equity ownership serves a fundamental role in aligning the interests of certain executives and non-employee directors with those of the Company’s stockholders. The Compensation Committee has adopted “Stock Ownership Guidelines” to ensure a high level of stock retention among such executives and non-employee directors. The Stock Ownership Guidelines require that the total stock value of the participant’s holdings of shares of common stock of the Company (including direct ownership, ownership by immediate family members and shares owned in retirement, savings and profit sharing plans) must equal or exceed the specified target value, as follows:

Position/Title	Target Ownership
Chief Executive Officer and President	6 x base salary
Group Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents	2 x base salary
Non-Employee Directors	4 x annual retainer

In determining the value of shares held by any executive or non-employee director for purposes of this policy, the Compensation Committee considers (A) the higher of (1) the current market value or (2) the tax basis of vested restricted stock units and (B) the higher of (1) the market value of shares held by the participant or (2) the tax basis of shares purchased by the participant or otherwise acquired by vesting. Each individual has until the later of July 30, 2012, or five years from his or her start of service, to achieve his or her respective ownership targets. If a participant is promoted, he or she will have at least three years to increase his or her holdings to meet the new higher ownership requirement. Outstanding stock options and restricted stock units for which the restrictions have not lapsed do not count toward the achievement of target ownership levels. The Chief Executive Officer and the Compensation Committee review the ownership of each executive and non-employee director annually.

Participants are required to maintain their equity awards in the Company until retirement. Prior to attaining the target ownership, a participant may not sell shares of stock obtained as an equity award from the Company. A participant may sell shares that he or she has purchased in the open market if the participant holds (and after such sale will continue to hold) shares representing at least 60% of the participant’s target ownership and obtains the prior approval of the Chairman of the Compensation Committee (or the Compensation Committee, in the case of a participant who was an NEO in the most recent proxy statement). Tendering shares to pay taxes, selling shares pursuant to a previously executed agreement to cover the payment of taxes, and tendering shares to pay the exercise price upon stock option exercises are permitted under the Stock Ownership Guidelines.

See “Beneficial Ownership of Common Stock” for information regarding the beneficial stock ownership of the directors and NEOs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table describes total compensation earned during fiscal 2010, 2009 and 2008 for the Company’s NEOs as required by the compensation disclosure rules of the SEC. In addition, the Company provides supplemental tables as additional information for our stockholders. The Company provides those tables to demonstrate the value of equity awards granted on the date of grant, reflecting the modified Black-Scholes value on the date of grant, as determined by the Compensation Consultant. Because the actual value of equity awards realized by the NEOs may vary significantly from the reported value in the Summary Compensation Table, these supplemental tables may provide greater information concerning the actual compensation for Company executives.

Summary Compensation Table

Supplemental tables are not intended as a substitute for the information presented in the Summary Compensation Table.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)		(I)	(J)

Gregory E. Hyland	2010	$813,333	$0	$863,969	$478,972	$848,760	$104,276	(6)	$51,473	$3,160,783
Chairman, President and Chief Executive Officer	2009	$750,500	$474,000	$1,005,010	$693,173	$0	$94,937		$57,037	$3,074,657
	2008	$785,000	$0	$1,102,383	$873,014	$158,000	$90,933		$78,357	$3,087,687

Evan L. Hart (3)	2010	$311,667	$0	$259,469	$143,846	$260,120	$0		$29,756	$1,004,858
Senior Vice President and Chief Financial Officer	2009	$270,750	$0	$194,873	$134,409	$102,600	$0		$22,223	$724,855
	2008	$215,542	$0	$161,013	$123,434	$34,200	$0		$10,540	$544,729

Robert G. Leggett (4)	2010	$504,861	$100,000	$398,314	$220,822	$406,590	$0		$47,401	$1,677,988
Executive Vice President and Chief Operating Officer	2009	$475,000	$0	$139,193	$96,007	$225,000	$0		$165,015	$1,100,215
	2008	$41,667	$200,000	$1,554,116	$346,488	$0	$0		$5,631	$2,147,902

Gregory S. Rogowski (5)	2010	$377,083	$0	$263,221	$145,926	$431,289	$0		$73,949	$1,291,468
President, Mueller Co.	2009	$145,833	$56,011	$180,407	$101,813	$0	$0		$9,667	$493,731

Thomas E. Fish	2010	$345,672	$0	$246,309	$138,373	$260,083	$0		$40,446	$1,030,883
President, Anvil International	2009	$306,363	$632,003	$275,609	$190,094	$0	$0		$45,369	$1,449,438
	2008	$304,399	$2,818	$259,763	$205,717	$526,114	$0		$54,847	$1,353,658

Raymond P. Torok	2010	$349,026	$0	$239,633	$132,848	$133,974	$0		$42,156	$897,637
President, U.S. Pipe	2009	$323,663	$92,694	$264,475	$182,414	$0	$0		$38,180	$901,426
	2008	$338,531	$0	$255,520	$202,356	$111,357	$0		$35,696	$943,460

(1)

These amounts represent restricted stock units granted in each of fiscal years 2010, 2009 and 2008 and are the aggregate grant date fair value of the awards granted to each named executive officer to be recognized for financial reporting purposes. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (Financial Accounting Standards Board (“FASB”) ASC Topic 718). Assumptions used in determining these amounts are included in Note 12. (Stock-based Compensation Plans) to our fiscal 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 24, 2010. These restricted stock units generally vest in thirds on each of the three anniversary dates subsequent to the grant date.

Mr. Rogowski’s 2009 grant cliff vests on the third anniversary of the grant date. A portion of Mr. Leggett’s 2008 grants cliff vest on the third anniversary of the grant date. Mr. Torok became retirement eligible on August 18, 2010 for purposes of the 2006 Stock Plan, at which time all equity awards reflected in this table became fully vested.

(2)	These amounts represent nonqualified stock options granted in each of fiscal years 2010, 2009 and 2008 and are the aggregate grant date fair value of the awards granted to each named executive officer to be recognized for financial reporting purposes. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in determining these amounts are included in Note 12 – Stock-based Compensation Plans to our fiscal 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 24, 2010. These restricted stock units generally vest in thirds on each of the three anniversary dates subsequent to the grant date. These stock options generally vest in thirds on each of the three anniversary dates subsequent to the grant date. Mr. Rogowski’s 2009 grant cliff vests on the third anniversary of the grant date. Mr. Torok became retirement eligible on August 18, 2010 for purposes of the 2006 Stock Plan, at which time all equity awards reflected in this table became fully vested.

(3)	Mr. Hart was promoted from Vice President and Controller to Senior Vice President and Chief Financial Officer on July 16, 2008. The amounts shown for fiscal 2008 reflect his compensation for the entire year.

(4)	Mr. Leggett was hired as Executive Vice President and Chief Operating Officer on September 2, 2008.

(5)	Mr. Rogowski was hired as President of Mueller Co. on May 12, 2009.

(6)	In accordance with the terms of Mr. Hyland’s employment agreement, the Company adopted a limited retirement savings plan. A description of this retirement plan is set forth under the heading “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Retirement Benefits – Deferred Compensation Plans – Agreement with Mr. Hyland.”

Salary (Column C)

These amounts reflect base salary earned by our NEOs. The Compensation Committee reviews executive officer salaries annually and any adjustments made by the Compensation Committee are historically implemented effective February 1. Accordingly, for each officer, salary for fiscal 2010 reflects approximately four months compensation at the salary level established in February 2008, and eight months compensation at the salary level established in February 2010. Salary rates were generally frozen throughout 2009, exclusive of temporary reductions. See “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Base Salary”.

Bonus (Column D)

These amounts reflect signing bonuses and non-performance based cash incentive awards that were awarded by the Compensation Committee. Mr. Leggett’s employment agreement negotiated in advance of being hired provided for a $200,000 signing bonus in September 2008 and an additional $100,000 bonus in September 2010.

Stock Awards (Column E)

These amounts reflect grants of restricted stock units. The dollar amounts for the awards represent the full grant date fair value as reported in our 2010 annual report. The ultimate value of the award to the employee will depend on the price of our common stock on the date that the restrictions lapse, and may differ from the value of the awards included in the Summary Compensation Table. Details about fiscal 2010 awards are included under the heading “Grants of Plan-Based Awards Table”.

Grant Date Fair Value vs. Market Value of Stock Awards. If the stock awards granted beginning November 2006 were valued at the market value of the Company’s common stock at September 30, 2010 rather than the grant date fair value, their valuations would differ significantly. These differences are reflected in the supplemental table below.

Intrinsic Value of Restricted Stock Unit Awards Versus Value for Financial Reporting Purposes (supplemental table)

	Grant Date	Share Price at Grant Date	Total Restricted Stock Units Granted on Grant Date	Grant Date Fair Value per Restricted Stock Unit		Total Value on Grant Date		Intrinsic Value of Grant at 09/30/10 (3)
Name				Compensation Consultant (1)	Financial Reporting (2)	Compensation Consultant	Financial Reporting
Gregory E. Hyland	11/29/06	$15.09	103,964	$11.96	$15.09	$1,243,409	$1,568,817	$313,971
	11/29/07	$10.66	103,413	$9.21	$10.66	$952,434	$1,102,383	$312,307
	12/02/08	$5.49	183,062	$4.93	$5.49	$902,496	$1,005,010	$552,847
	12/01/09	$5.05	171,083	$4.71	$5.05	$805,801	$863,969	$516,671

Evan L. Hart	11/29/06	$15.09	2,807	$11.96	$15.09	$33,572	$42,358	$8,477
	11/29/07	$10.66	4,770	$9.21	$10.66	$43,932	$50,848	$14,405
	07/31/08	$9.10	12,106	$8.26	$9.10	$99,996	$110,165	$36,560
	12/02/08	$5.49	35,496	$4.93	$5.49	$174,995	$194,873	$107,198
	12/01/09	$5.05	51,380	$4.71	$5.05	$242,000	$259,469	$155,168

Robert G. Leggett	09/02/08	$10.83	96,567	$9.32	$10.83	$900,004	$1,045,821	$291,632
	09/02/08	$10.83	46,934	$7.99	$10.83	$375,003	$508,295	$141,741
	12/02/08	$5.49	25,354	$4.93	$5.49	$124,995	$139,193	$76,569
	12/01/09	$5.05	78,874	$4.71	$5.05	$371,497	$398,314	$238,199

Gregory S. Rogowski	05/12/09	$4.07	44,326	Not available	$4.07	Not available	$180,407	$133,865
	12/01/09	$5.05	52,123	$4.71	$5.05	$245,499	$263,221	$157,411

Thomas E. Fish	11/29/06	$15.09	17,576	$11.96	$15.09	$210,209	$265,222	$53,080
	11/29/07	$10.66	24,368	$9.21	$10.66	$224,429	$259,763	$73,591
	12/02/08	$5.49	50,202	$4.93	$5.49	$247,496	$275,609	$151,610
	12/01/09	$5.05	24,416	$4.71	$5.05	$114,999	$123,301	$73,736
	02/22/10	$4.76	25,842	$4.45	$4.76	$114,997	$123,008	$78,043

Raymond P. Torok (4)	11/29/06	$15.09	22,742	$11.96	$15.09	$271,994	$343,177	$68,681
	11/29/07	$10.66	23,970	$9.21	$10.66	$220,764	$255,520	$72,389
	12/02/08	$5.49	48,174	$4.93	$5.49	$237,498	$264,475	$145,485
	12/01/09	$5.05	47,452	$4.71	$5.05	$223,499	$239,633	$143,305

(1)	Value is based on a modified Black-Scholes option pricing model. The principal difference between the valuation models used by the Compensation Consultant and for financial reporting is discounting by the Compensation Consultant.

(2)	Value is based on a modified Black-Scholes option pricing model. The weighted average assumptions used for all options granted by us during each of the past three fiscal years are included in the consolidated financial statements contained in our annual report.

(3)	Our common stock had a closing price of $3.02 per share on September 30, 2010 on the New York Stock Exchange. Our common stock had a closing price of $4.01 per share on December 13, 2010.

(4)	Mr. Torok became retirement-eligible for vesting purposes on August 18, 2010.

Option Awards (Column F)

These amounts reflect grants of stock options. The dollar amounts for the awards represent the full grant date fair value as reported in our 2010 annual report. The ultimate value of the award to the employee will depend on the stock price on the date of exercise or lapse, and may differ from the grant date fair value of the awards included in the table above. Details about fiscal 2010 awards are included under the heading “Grants of Plan-Based Awards Table”.

Grant Date Fair Value vs. Market Value of Option Awards. If the stock option awards were valued at the September 30, 2010 intrinsic value of the award (defined as the difference between the closing market price of our common stock on September 30, 2010 of $3.02 and the option exercise price), they would have no value as all of the outstanding options are not “in the money”. These amounts are reflected in the supplemental table below.

Intrinsic Value of Option Awards Versus Value for Financial Reporting Purposes

(supplemental table)

Name	Grant Date	Share Price at Grant Date	Total Options Granted on Grant Date	Grant Date Fair Value per Share		Total Value on Grant Date		Intrinsic Value of Grant at 09/30/10 (3)
				Compensation Consultant (1)	Financial Reporting (2)	Compensation Consultant	Financial Reporting
Gregory E. Hyland	11/29/06	$15.09	88,300	$6.04	$5.90	$ 533,332	$520,970	$0
	11/29/07	$10.66	226,757	$4.44	$3.85	$1,006,801	$873,014	$0
	12/02/08	$5.49	343,155	$2.63	$2.02	$ 902,498	$693,173	$0
	12/01/09	$5.05	281,748	$2.86	$1.70	$ 805,799	$478,972	$0

Evan L. Hart	11/29/06	$15.09	2,384	$6.04	$5.90	$ 14,399	$14,066	$0
	11/29/07	$10.66	10,459	$4.44	$3.85	$ 46,438	$40,267	$0
	07/31/08	$9.10	24,752	$4.04	$3.36	$ 99,998	$83,167	$0
	12/02/08	$5.49	66,539	$2.63	$2.02	$ 174,998	$134,409	$0
	12/01/09	$5.05	84,615	$2.86	$1.70	$ 241,999	$143,846	$0

Robert G. Leggett	09/02/08	$10.83	86,406	$4.34	$4.01	$ 375,002	$346,488	$0
	12/02/08	$5.49	47,528	$2.63	$2.02	$ 124,999	$96,007	$0
	12/01/09	$5.05	129,895	$2.86	$1.70	$ 371,500	$220,822	$0

Gregory S. Rogowski	05/12/09	$4.07	69,735	Not available	$1.46	Not available	$101,813	$0
	12/01/09	$5.05	85,839	$2.86	$1.70	$ 245,500	$145,926	$0

Thomas E. Fish	11/29/06	$15.09	14,928	$6.04	$5.90	$ 90,165	$88,075	$0
	11/29/07	$10.66	53,433	$4.44	$3.85	$ 237,243	$205,717	$0
	12/02/08	$5.49	94,106	$2.63	$2.02	$ 247,499	$190,094	$0
	12/01/09	$5.05	40,209	$2.86	$1.70	$ 114,998	$68,355	$0
	02/22/10	$4.76	42,435	$2.71	$1.65	$ 114,999	$70,018	$0

Raymond P. Torok (4)	11/29/06	$15.09	19,316	$6.04	$5.90	$ 116,669	$113,964	$0
	11/29/07	$10.66	52,560	$4.44	$3.85	$ 233,366	$202,356	$0
	12/02/08	$5.49	90,304	$2.63	$2.02	$ 237,500	$182,414	$0
	12/01/09	$5.05	78,146	$2.86	$1.70	$ 223,498	$132,848	$0

(1)	Value is based on a modified Black-Scholes option pricing model. The principal difference between the valuation models used by the Compensation Consultant and for financial reporting is the assessment of volatility.

(2)	Value is based on a modified Black-Scholes option pricing model. The weighted average assumptions used for all options granted by us during each of the past three fiscal years are included in the consolidated financial statements contained in our annual report.

(3)	Our common stock had a closing price of $3.02 per share on September 30, 2010 on the New York Stock Exchange. Our common stock had a closing price of $4.01 per share on December 13, 2010.

(4)	Mr. Torok became retirement-eligible for vesting purposes on August 18, 2010.

Non-Equity Incentive Plan Compensation (Column G)

These amounts reflect non-equity incentive plan compensation awards, which were earned by our NEOs under our Management Incentive Plan based on Company and individual performance during fiscal 2010, and under our Top Executive Bonus Plan or the Management Incentive Program for fiscal 2009 and 2008. The earned amounts for fiscal 2010 were paid in December 2010.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

These amounts reflect accruals for Mr. Hyland in his deferred compensation plan established for his benefit by the Company. See “Retirement Benefits – Deferred Compensation Plans – Agreement with Mr. Hyland.”

All Other Compensation (Column I)

These amounts reflect the combined value of each NEO’s perquisites and compensation that is not otherwise reflected in the Summary Compensation Table. Amounts for fiscal 2010 consist of the following additional compensation attributed to our NEOs:

Fiscal 2010 All Other Compensation

Name	Vehicle Allowance or Use of a Leased Vehicle	Financial Planning (1)	Company Contributions to 401(k) Plans (2)	Life and Long-Term Disability Insurance	Other		Total
Gregory E. Hyland	$24,000	$1,000	$9,800	$10,168	$6,505	(3)	$51,473
Evan L. Hart	$18,000	$0	$9,617	$2,139	$0		$29,756
Robert G. Leggett	$18,000	$7,500	$9,800	$5,541	$6,560	(4)	$47,401
Gregory S. Rogowski	$18,000	$7,500	$9,800	$4,405	$34,244	(5)	$73,949
Thomas E. Fish	$18,000	$7,500	$9,800	$4,696	$450	(6)	$40,446
Raymond P. Torok	$18,000	$0	$9,800	$8,647	$5,709	(7)	$42,156

(1)	Each NEO is entitled to reimbursement of up to $10,000 for their first year ($15,000 for the Chief Executive Officer) of financial planning services. Following their first year, each NEO is entitled to reimbursement of up to $7,500 of annual financial planning services ($10,000 for the Chief Executive Officer).

(2)	The Company suspended matching contributions to its 401(k) plan on behalf of salaried employees from April 1, 2009 through December 31, 2009.

(3)	Represents $6,505 for country club dues.

(4)	Represents $3,560 for relocation benefits and $3,000 for an executive physical examination.

(5)	Represents $23,547 for relocation benefits, $7,697 for his wife to accompany him on a sales incentive trip and $3,000 for an executive physical examination.

(6)	Represents $450 for reimbursed legal costs in connection with negotiation of his employment agreement and change-in-control agreement.

(7)	Represents $5,709 for country club dues.

Grants of Plan-Based Awards Table

The following table summarizes the equity awards made to our NEOs during fiscal 2010 on a grant-by-grant basis.

Each of the equity-based awards granted during fiscal 2010 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, the 2006 Stock Plan. The 2006 Stock Plan is administered under the direction of the Compensation Committee. The Compensation Committee has authority to interpret the 2006 Stock Plan and make all required determinations under the 2006 Stock Plan. Awards granted under the 2006 Stock Plan may be transferred to trusts established solely for the benefit of the grantee’s family members or to a beneficiary of an NEO upon his death.

Fiscal 2010 Grants of Plan-Based Awards Table

Name (A)	Grant Date (B)				All Other Stock Awards: Number of Shares of Stock or Units (#) (F)	All Other Option Awards: Number of Securities Underlying Options (#) (G)	Exercise or Base Price of Option Awards ($/Sh) (H)	Grant Date Fair Value of Stock and Option Awards (I)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (C)	Target ($) (D)	Maximum ($) (E)
Gregory E. Hyland		$0	$825,000	$1,650,000
	12/01/09				171,083			$863,969
	12/01/09					281,748	$5.05	$478,972
Evan L. Hart		$0	$218,167	$436,333
	12/01/09				51,380			$259,469
	12/01/09					84,615	$5.05	$143,846
Robert G. Leggett		$0	$378,646	$757,292
	12/01/09				78,874			$398,314
	12/01/09					129,895	$5.05	$220,822
Gregory S. Rogowski		$0	$282,813	$565,625
	12/01/09				52,123			$263,221
	12/01/09					85,839	$5.05	$145,926
Thomas E. Fish		$0	$278,700	$557,400
	12/01/09				24,416			$123,301
	12/01/09					40,209	$5.05	$68,355
	02/22/10				25,842			$123,008
	02/22/10					42,435	$4.76	$70,018
Raymond P. Torok		$0	$261,770	$523,539
	12/01/09				47,452			$239,633
	12/01/09					78,146	$5.05	$132,848

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

These amounts reflect the annual cash incentive compensation amounts that could have been earned for fiscal 2010 based upon the achievement of performance goals under the Management Incentive Plan. The target incentive awards are based on a pre-determined percentage of each executive’s salary during the fiscal year (see Column C), except for Mr. Hyland, whose target was established in December 2009 based on a projected salary and Mr. Fish, whose target was established as 75% of his newly negotiated salary in an employment agreement executed in February 2010. The maximum incentive award is equal to up to twice the amount of the target incentive award for executives participating in the Management Incentive Plan. The amounts of annual cash incentive compensation earned in fiscal 2010 by our NEOs were paid in December 2010. These amounts are reflected in Column G of the Summary Compensation Table. The terms of these awards are described under the heading “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Annual Cash Incentive Compensation.”

All Other Stock Awards (Column F)

Represent restricted stock units granted during fiscal 2010. Each restricted stock unit entitles the grantee to receive one share of our common stock when the restrictions lapse. The restrictions on all such restricted stock units generally lapse in equal installments on the first, second and third anniversary of the date of grant. Further, the restrictions on these restricted stock units lapse automatically upon the death, disability or retirement of the grantee. Holders of restricted stock units do not have the right to vote or dispose of their restricted stock units and do not have dividend rights with respect to their restricted stock units until the restrictions on those stock units lapse and the shares are issued.

All Other Option Awards (Column G)

Upon vesting, each stock option entitles the grantee to purchase one share of our common stock at a specified exercise price. These stock options generally vest in equal installments on the first, second and third anniversary of the date of grant. Once vested, options will generally remain exercisable until their normal expiration dates, which are 10 years from the grant date. Grantees generally have three months to exercise any vested options upon termination of employment. This period is extended to two years in the event termination results from death, disability or retirement. All outstanding options will immediately terminate if the grantee is terminated for cause.

Exercise Price of Option Awards (Column H)

Each stock option granted during fiscal 2010 was granted with a per-share exercise price equal to the closing price of the underlying common stock on the New York Stock Exchange on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column I)

These amounts reflect the aggregate fair value of the award on the grant date determined in accordance with generally accepted accounting principles. This is the amount we will record as compensation expense in our financial statements over the vesting period of the award.

Outstanding Equity Awards at Fiscal Year-End Table

The equity awards reflected in the table below were outstanding at September 30, 2010.

Outstanding Equity Awards as of September 30, 2010

Name			Option Awards				Stock Awards
	Original Walter Energy Grant Date (1)	Mueller Water Products Reissue or Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
			Exercisable	Unexercisable (2)
Gregory E. Hyland	09/16/05	12/15/06	113,358	0	$14.55	09/16/15	56,680	$171,174
	02/22/06	12/15/06	69,611	0	$20.56	02/22/16	74,784	$225,848
		11/29/06	88,300	0	$15.09	11/29/16	103,964	$313,971
		11/29/07	151,171	75,586	$10.66	11/29/17	34,471	$104,102
		12/02/08	114,385	228,770	$5.49	12/02/18	122,041	$368,563
		12/01/09	0	281,748	$5.05	12/01/19	171,083	$516,671
Evan L. Hart		11/29/06	2,384	0	$15.09	11/29/16	2,807	$8,477
		11/29/07	6,973	3,486	$10.66	11/29/17	1,509	$4,802
		07/31/08	16,502	8,250	$9.10	07/31/18	4,035	$12,186
		12/02/08	22,180	44,359	$5.49	12/02/18	23,664	$71,465
		12/01/09	0	84,615	$5.05	12/01/19	51,380	$155,168
Robert G. Leggett		09/02/08	57,604	28,802	$10.83	09/02/18	79,123	$238,952
		12/02/08	15,843	31,685	$5.49	12/02/18	16,902	$51,044
		12/01/09	0	129,895	$5.05	12/01/19	78,874	$238,199
Gregory S. Rogowski		05/12/09	0	69,735	$4.07	05/12/19	44,326	$133,865
		12/01/09	0	85,839	$5.05	12/01/19	52,123	$157,411
Thomas E. Fish		08/22/06	10,502	0	$16.95	08/22/16	14,016	$42,328
		11/29/06	14,928	0	$15.09	11/29/16	17,576	$53,080
		11/29/07	35,622	17,811	$10.66	11/29/17	8,123	$24,531
		12/02/08	31,369	62,737	$5.49	12/02/18	33,468	$101,074
		12/01/09	0	40,209	$5.05	12/01/19	24,416	$73,736
		02/22/10	0	42,435	$4.76	02/22/20	25,842	$78,043
Raymond P. Torok (5)	02/25/05	12/15/06	8,960	0	$11.96	02/25/15
	02/22/06	12/15/06	12,521	0	$20.56	02/22/16	13,859	$41,854
		11/29/06	19,316	0	$15.09	11/29/16	22,742	$68,681
		11/29/07	52,560	0	$10.66	11/29/17	0	$0
		12/02/08	90,304	0	$5.49	12/02/18	0	$0
		12/01/09	78,146	0	$5.05	12/01/19	0	$0

(1)	Our Company was separated from Walter Energy (formerly Walter Industries) in December 2006. Some equity awards granted prior to November 2006 were made by Walter Industries and were converted into restricted stock units or options to acquire our common stock in connection with our separation from Walter Industries. The exercise price of our reissued stock options reflected a conversion ratio of 3.239. The vesting or lapsing dates and option expiration dates for the reissued awards were identical to the replaced Walter Industries awards.

(2)	Unexercisable options granted on 11/29/07 vest on 11/29/10.

Unexercisable options granted on 07/31/08 vest on 07/31/11.

Unexercisable options granted on 09/02/08 vest on 09/02/11.

Unexercisable options granted on 12/02/08 vest 50% each on 12/02/10 and 12/02/11.

Unexercisable options granted on 05/12/09 vest on 05/12/12.

Unexercisable options granted on 12/01/09 vest in thirds on each of 12/01/10, 12/01/11 and 12/01/12.

Unexercisable options granted on 02/22/10 vest in thirds on each of 02/22/11, 02/22/12 and 02/22/13.

(3)	Restrictions on restricted stock units granted by Walter Energy on 09/16/05 lapse on 09/16/12 unless lapsing accelerates as a result of stock price performance.

Restrictions on restricted stock units granted by Walter Energy on 02/22/06 lapse on 02/22/13 unless lapsing accelerates as a result of stock price performance.

Restrictions on restricted stock units granted on 08/22/06 lapse on 08/22/13 unless lapsing accelerates as a result of stock price performance.

Restrictions on restricted stock units granted on 11/29/06 lapse on 11/29/13 unless lapsing accelerates as a result of stock price performance.

Restrictions on outstanding restricted stock units granted on 11/29/07 lapse on 11/29/10.

Restrictions on outstanding restricted stock units granted on 07/31/08 lapse on 07/31/11.

Restrictions on outstanding restricted stock units granted on 09/02/08 lapse on 09/02/11.

Restrictions on restricted stock units granted on 12/02/08 lapse 50% each on 12/02/10 and 12/02/11.

Restrictions on restricted stock units granted on 05/12/09 lapse on 05/12/12.

Restrictions on restricted stock units granted on 12/01/09 lapse in thirds on each of 12/01/10, 12/01/11 and 12/01/12.

Restrictions on restricted stock units granted on 02/22/10 lapse in thirds on each of 02/22/11, 02/22/12 and 02/22/13.

Accelerated vesting occurs when the Company’s common stock maintains a closing market price in excess of a 10% compound annual growth rate (13% for restricted stock units granted on 11/29/06) for 60 consecutive calendar days. When such an event occurs, 25% of the original grant vests on the next anniversary date of the grant.

(4)	The “market value” is calculated by multiplying the number of restricted stock units that have not vested by the closing price of our common stock on the New York Stock Exchange on September 30, 2010 of $3.02 per share. At December 13, 2010, the closing price of our common stock was $4.01 per share.

(5)	Mr. Torok became retirement-eligible for purposes of the 2006 Stock Plan on August 18, 2010. As a result, 17,520 stock options granted November 29, 2007, 60,202 stock options granted December 2, 2008 and 78,146 stock options granted December 1, 2009 were vested at September 30, 2010 that would not otherwise have been vested at that date. Similarly, 7,990 restricted stock units granted November 29, 2007, 32,116 restricted units granted December 2, 2008 and 47,452 restricted stock units granted December 1, 2009 are deemed to be vested at September 30, 2010 that otherwise would not be vested at that date.

Option Exercises and Stock Vested Table

This table shows stock options exercised by our NEOs during fiscal 2010 and restricted stock units held by our NEOs for which restrictions lapsed during fiscal 2010. The dollar values shown in this table are not the grant date fair values disclosed elsewhere in this Proxy Statement.

Fiscal 2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Lapse (#)	Value Realized on Lapse ($) (1)
Gregory E. Hyland	0	$0	95,492	$492,925
Evan L. Hart	0	$0	17,457	$84,779
Robert G. Leggett	0	$0	40,641	$129,726
Gregory S. Rogowski	0	$0	0	$0
Thomas E. Fish	0	$0	24,856	$128,348
Raymond P. Torok	21,593	$20,975	24,048	$124,169

(1)	Equals the closing price of our common stock on the lapse date multiplied by the number of restricted stock units for which restrictions lapsed.

Nonqualified Deferred Compensation During Fiscal Year 2010

The following table sets forth certain information with respect to participation in any nonqualified deferred compensation plans for our named executive officers. Mr. Hyland participates in a deferred compensation plan pursuant to the terms of his employment agreement. None of our NEOs participate in our Executive Deferred Compensation Plan.

Name	Executive Contributions in 2010 Fiscal Year	Registrant Contributions in 2010 Fiscal Year	Aggregate Earnings in 2010 Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2010 Fiscal Year
Greg Hyland	$0	$81,333	$22,943	$0	$528,088

These contributions and aggregate earnings are included in Column H of the Summary Compensation Table for fiscal 2010.

Pension Plan

None of our NEOs participate in a defined benefit pension plan. Each NEO participates in our 401(k) plan, under which he receives matching Company contributions in accordance with the terms of that plan. For the first three months of fiscal 2010, the Company did not make matching contributions under the 401(k) plan due to economic considerations.

Employment, Severance and Change-in-Control Arrangements

At September 30, 2010, the Company had employment agreements with each of the NEOs.

Gregory E. Hyland.    Mr. Hyland’s employment agreement with the Company effective as of September 15, 2008 replaces the agreement with Walter Energy dated September 16, 2006 that was assigned to the Company upon the Spin-off. The employment agreement provides for the following:

—	An initial annual base salary of $790,000, reviewed annually;

—

An opportunity to earn an annual target bonus of 100% of a target amount based on annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity subject to the discretion of the Compensation Committee (if predetermined goals are met);

—	A car allowance of $2,000 per month;

—	Four weeks vacation each year;

—	Reimbursement of financial planning and club membership expenses (in December 2010, Mr. Hyland agreed to forego his right to club memberships under his agreement);

—	Entitlement to participate in an unfunded deferred compensation plan; and

—

Severance benefits, including (a) a lump sum payment of unpaid salary and other benefits, and (b) a total amount equal to 300% of Mr. Hyland’s current salary, paid in monthly installments over 24 months.

Evan L. Hart.    Mr. Hart’s employment agreement with the Company, dated July 16, 2008, provides for the following:

—	A starting base salary of $285,000 per year, which will be reviewed annually;

—

An opportunity to earn an annual target bonus of 60% of annual base salary (increased to 70% for the fiscal 2010 year), with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity commensurate with an executive-level position at the Company;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year; and

—

Severance benefits, including (a) a lump sum payment of unpaid salary and other benefits, and (b) a total amount equal to 255% of Mr. Hart’s current salary, paid in monthly installments over 18 months.

Robert G. Leggett.    Mr. Leggett’s employment agreement with the Company, dated September 15, 2008, provides for the following:

—	A starting base salary of $500,000 per year, which will be reviewed annually;

—	An opportunity to earn an annual target bonus of 75% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity commensurate with an executive-level position at the Company;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year;

—	A sign-on bonus of $200,000 payable in September 2008 and an additional bonus of $100,000 payable on September 2, 2010; and

—

Severance benefits, including (a) a lump sum payment of unpaid salary and other benefits, and (b) a total amount equal to 262.5% of Mr. Leggett’s current salary, paid in monthly installments over 18 months.

Gregory S. Rogowski.    Mr. Rogowski’s employment agreement with the Company, dated May 12, 2009, provides for the following:

—	A base salary of $375,000 per year, which will be reviewed annually;

—	An opportunity to earn an annual target bonus of 75% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity commensurate with an executive-level position at the Company;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year; and

—

Severance benefits, including (a) a lump sum payment of unpaid salary and other benefits, and (b) a total amount equal to 262.5% of Mr. Rogowski’s current salary, paid in monthly installments over 18 months.

Thomas E. Fish.    Mr. Fish’s employment agreement with the Company, dated February 22, 2010, was negotiated by management to replace a prior employment agreement, and provides for the following:

—	A base salary of $371,600 per year, which will be reviewed annually;

—	An opportunity to earn an annual target bonus of 75% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity commensurate with an executive-level position at the Company;

—	A car allowance of $1,500 per month;

—	Five weeks vacation each year; and

—

Severance benefits, including (a) a lump sum payment of unpaid salary and other benefits, and (b) a total amount equal to 262.5% of Mr. Fish’s current salary, paid in monthly installments over 18 months.

Raymond P. Torok.    Mr. Torok’s employment agreement with the Company, effective September 15, 2008 through August 2010, provided for the following:

—	An annual base salary initially at $340,698;

—	An opportunity to earn an annual target bonus of 75% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year; and

—

Severance benefits, including (a) a lump sum payment of unpaid salary and other benefits, and (b) a total amount equal to 262.5% of Mr. Torok’s current salary, paid in monthly installments over 18 months.

In August 2010, Mr. Torok entered into a new employment agreement that reduced his base salary to $180,000 beginning October 1, 2010 and provided that he would be eligible to receive his bonus for fiscal 2010. All incentive compensation after the bonus paid for fiscal 2010 would be discretionary. Mr. Torok’s severance was limited to his base salary through September 30, 2011 and a continuation of healthcare coverage for 18 months.

Potential Payments Upon Termination or Change-in-Control

At September 30, 2010, the Company had a change-in-control agreement with each of Messrs. Hyland, Hart, Leggett, Rogowski and Fish.

Under our change-in-control agreements, if employment is terminated other than for “Cause” or for “Good Reason” within 24 months following a change-in-control, the executive would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The severance benefits under the change-in-control agreements also include the immediate vesting of all unvested stock options and restricted stock units. The agreements provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G. Payments subject to the excise tax would not be deductible by the Company. The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered.

The following table sets forth the potential benefits that each NEO would be entitled to receive upon termination of employment in the situations outlined below. If any NEO terminates his employment without good reason or is terminated for cause, the executive is not entitled to the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2010, including a gross-up for certain taxes in the event that any payments made in connection with a change in control were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The definitions that apply follow the table below.

The termination events pursuant to which the NEOs are entitled to potential payments are as follows:

A – Severance arrangement for termination without cause or for good reason

B – Termination without cause after a change-in-control or, if applicable, sale of segment

C – Death, disability or retirement

Potential Payments Upon Termination or Change-in-Control Table

Name		Cash Severance		Bonus Earned as of Event Date (1)	Vesting of Unvested Long-Term Awards (2)	Health and Welfare Continuation		Outplacement (3)	Sec 280G Excise Tax and Related Gross-Up (4)	Total
Gregory E. Hyland	A	$3,050,684	(5)	$0	$0	$40,156	(10)	$0	$0	$3,090,840
	B	$3,212,857	(6)	$848,760	$1,700,329	$40,156	(10)	$288,750	$0	$6,090,852
	C	$528,088	(7)	$0	$989,337	$0		$0	$0	$1,517,425
Evan L. Hart	A	$847,500	(5)	$0	$0	$16,547	(9)	$0	$0	$864,047
	B	$933,363	(6)	$260,120	$252,098	$20,063	(10)	$113,750	$724,599	$2,303,993
	C	$0		$0	$243,620	$0		$0	$0	$243,620
Robert G. Leggett	A	$1,360,908	(5)	$0	$97,211	$24,086	(9)	$0	$0	$1,482,205
	B	$1,718,556	(6)	$406,590	$528,195	$30,115	(10)	$177,552	$1,277,752	$4,138,760
	C	$0		$0	$528,195	$0		$0	$0	$528,195
Gregory S. Rogowski	A	$1,014,393	(5)	$0	$0	$13,498	(9)	$0	$0	$1,027,891
	B	$1,291,994	(6)	$431,289	$291,276	$15,997	(10)	$132,344	$882,137	$3,045,037
	C	$0		$0	$291,276	$0		$0	$0	$291,276
Thomas E. Fish	A	$1,002,248	(5)	$0	$0	$32,689	(9)	$0	$0	$1,034,937
	B	$1,137,882	(6)	$260,083	$372,792	$41,585	(10)	$130,060	$0	$1,942,402
	C	$0		$0	$277,384	$0		$0	$0	$277,384
Raymond P. Torok	A	$190,385	(8)	$0	$264,425	$9,511	(9)	$0	$0	$464,321
	B	$0		$0	$0	$0		$0	$0	$0
	C	$0		$0	$264,425	$0		$0	$0	$264,425

(1)	All NEOs are entitled to a pro rata share of the current fiscal year bonus in the event of termination without cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2010 and represent the actual bonus paid for fiscal 2010 since this amount would not have otherwise been paid at that date.

(2)	The value of stock options is the difference between the closing price of our common stock per share on September 30, 2010 and the option exercise prices per share multiplied by the number of options. The value of restricted stock units is the closing price of our common stock per share on September 30, 2010 multiplied by the number of restricted stock units. The closing price of our common stock on September 30, 2010 on the New York Stock Exchange was $3.02 per share. Upon termination due to death, disability or retirement, only the equity awards granted beginning November 2006 vest automatically in accordance with their terms. Mr. Leggett would be entitled to a payment for the value of unvested restricted stock units from his initial grant that would have vested within 18 months of the termination date. Mr. Torok was retirement-eligible at September 30, 2010 for purposes of the 2006 Stock Plan.

(3)	Outplacement services will be provided for up to two years, but will not exceed 35% of the named executive officer’s base salary at the time of termination.

(4)	The gross-up for purposes of Section 280G is calculated by determining if the total amount payable to the executive contingent upon a change-in-control exceeds 2.99 times the average of the annual eligible compensation payable to the executive during the preceeding five years. If the total amount payable exceeds the average annual compensation amount, a “gross-up” amount is added to the amounts paid to the executive in order to put the executive in the same after-tax position as if he had not been subject to the excise tax.

(5)	Cash severance is equal to 300% (Mr. Hyland) of current annual base salary, plus payout under the retirement plan, plus accrued vacation. The percentage applicable to Mr. Hart is 255%. The percentage applicable to Messrs. Leggett, Rogowski and Fish is 262.5%. Cash severance to Mr. Hyland also includes payout under the retirement plan. Accrued vacation assumes that no vacation has been taken.

(6)	Cash severance is equal to 2 times annual base salary, plus 2 times the average bonus over the last three years, plus accrued but untaken vacation. Mr. Hyland’s severance includes payout under the retirement plan. Accrued but untaken vacation assumes that no vacation has been taken as of September 30, 2010.

(7)	Cash severance is payout under the retirement plan.

(8)	Cash severance is equal to the remainder of base salary through September 30, 2011 and includes a payment for accrued but unpaid vacation.

(9)	Welfare benefits are continued for up to 18 months from the separation date based on the current elections and plan premiums.

(10)	Welfare benefits are continued for up to 24 months from the separation date based on the current elections and plan premiums.

An NEO’s rights upon the termination of his employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in those agreements.

—	The Company has Cause to terminate the executive officer:

—

Under the employment agreements upon (A) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (B) theft or embezzlement of property from the Company; (C) refusal to perform his employment duties; (D) fraudulent preparation of financial information of the Company; willful conduct that is demonstrably and materially injurious to the Company; or (E) willful violation of material Company policies or procedures.

—

Under the change-in-control agreements upon (A) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (B) refusal to perform his employment duties; (C) fraudulent preparation of financial information of the Company; or (D) willful conduct that is demonstrably and materially injurious to the Company.

—	The executive officer has Good Reason to terminate his employment:

—

Under the employment agreements if the Company (A) assigns the executive officer duties that are materially inconsistent with his position or materially reduce or alter the executive officer’s position; (B) requires that the executive officer be based at a location different from the location of his principal job location or office; or (C) materially reduces the executive officer’s base salary.

—

Under the change-in-control agreements if the Company (A) assigns the executive officer duties that are materially inconsistent with his position or materially reduce or alter the executive officer’s position; (B) requires that the executive officer be based at a location in excess of 50 miles from the location of his principal job location or office; (C) reduces the executive officer’s base salary; (D) fails to continue in effect any of the Company’s benefit plans in which the executive officer participates unless such failure to continue the benefits pertains to all plan participants generally; (E) fails to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the agreement; or (F) materially breaches any of the provisions of the agreement.

—	A change-in-control of the Company exists if:

—	Any person acquires more than 30% of the combined voting power of the Company’s outstanding securities;

—	A majority of the Board is replaced;

—	A merger or consolidation of the Company is completed, with more than a 33 1/3% beneficial ownership change; or

—	The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

DIRECTOR COMPENSATION

The Compensation Committee, which consists solely of independent directors, is responsible for reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. The Board determined that compensation for non-employee directors should be a mix of cash and equity-based compensation. The interests of directors are aligned with the interests of stockholders by linking a portion of their compensation to stock performance. Under our stock ownership guidelines, directors are expected to keep all of the shares, net of shares used to pay the exercise price or withholding taxes, that they receive as compensation until they own shares equal in market value to at least four times their annual retainer.

The Compensation Committee reviews the director compensation and compares it to director compensation paid by other companies in the Company’s Peer Group. Any changes are reviewed with the Compensation Consultant.

Annual Retainer

Non-employee directors received an annual retainer of $46,500. We pay annual retainers in quarterly installments.

During fiscal 2010, the Chair of the Audit Committee received $12,000 for serving as Chair and the Chair of the Compensation Committee received $8,750 for serving as Chair. The Chair of each of the Nominating Committee and EHS Committee received $7,500 for serving as Chair.

Meeting Fees

Non-employee directors receive $1,500 for each Board and Committee meeting that they attend. Meeting fees are paid promptly after attendance is confirmed at a Board or Committee meeting.

Equity Awards

The 2006 Stock Plan provides that, on the date of its annual stockholders meeting, the Company will grant each non-employee director who is re-elected to the Board and has served as a director for a period of at least six months, equity awards with an economic value determined by the Compensation Committee. In addition, the 2006 Stock Plan provides that each director shall receive an initial equity grant on the date on which he or she commences service as a director, the economic value and terms of which shall be as determined by the Compensation Committee. For fiscal 2010, the Compensation Committee determined that the annual equity grant for continuing non-employee directors would have an economic value of $80,000 split equally between stock options and restricted stock units. The number of units equivalent to the economic value of those awards is determined by Meridian using the same methodologies used in determining the value of similar equity awards to management.

In connection with this program, on January 28, 2010, each non-employee director was awarded (a) options to purchase 15,094 shares of common stock with an exercise price equal to $4.67 per share, the closing price of the common stock on the New York Stock Exchange on the grant date, and (b) 9,174 restricted stock units.

Travel Expenses

The Company reimburses the directors for their travel and related expenses in connection with attending Board and Committee meetings and Board-related activities. Private air travel is reimbursed at a rate not to exceed the published price of a first class airline ticket for a comparable scheduled route.

Director Compensation Table

The following table shows fiscal 2010 compensation for our non-employee directors. Mr. Hyland, our Chairman, President and Chief Executive Officer, does not receive any compensation in connection with his service as a director.

Fiscal 2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)			Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	Annual Retainer (1)	Meeting Fees	Total
Donald N. Boyce	$55,250	$30,500	$85,750	$42,843	$24,301	$0	$0	$0	$152,894
Howard L. Clark Jr.	$54,000	$26,250	$80,250	$42,843	$24,301	$0	$0	$0	$147,394
Jerry W. Kolb	$46,500	$39,750	$86,250	$42,843	$24,301	$0	$0	$0	$153,394
Joseph B. Leonard	$46,500	$30,750	$77,250	$42,843	$24,301	$0	$0	$0	$144,394
Mark J. O’Brien	$46,500	$17,250	$63,750	$42,843	$24,301	$0	$0	$0	$130,894
Bernard G. Rethore	$54,000	$42,750	$96,750	$42,843	$24,301	$0	$0	$0	$163,894
Neil A. Springer	$58,500	$38,250	$96,750	$42,843	$24,301	$0	$0	$0	$163,894
Lydia W. Thomas	$46,500	$26,250	$72,750	$42,843	$24,301	$0	$0	$0	$139,894
Michael T. Tokarz (3)	$46,500	$21,750	$68,250	$42,843	$24,301	$0	$0	$2,494	$137,888

(1)	Includes fees earned as chair of a committee of the board of directors.

(2)	Values reflect the amounts attributed to restricted stock units and nonqualified stock options granted during fiscal 2010 that is expected to be recognized for financial reporting purposes. The amounts represent the aggregate grant date fair value of the awards granted to each director computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in determining these amounts are included in Note 12 (Stock-based Compensation Plans) to our fiscal 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 24, 2010. These awards generally vest in thirds on each of the three anniversary dates subsequent to the grant date. Once a director becomes retirement-eligible pursuant to the terms of the 2006 Stock Plan, all unvested awards vest at that date. Messers. Boyce, Clark, Kolb, Leonard, O’Brien, Rethore and Springer were retirement eligible at September 30, 2010.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable (a)	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Boyce, Clark, Kolb,	05/25/06	10,700	—	$16.00	05/25/16
Leonard, O’Brien,	03/22/07	12,600	—	$14.19	03/22/17
Rethore and Springer (d)	01/30/08	9,701	—	$7.95	01/30/18	—	$—
	01/28/09	9,546	—	$7.76	01/28/19	—	$—
	01/28/10	15,094	—	$4.67	01/28/20	—	$—
		57,641	—			—	$—

Thomas	01/30/08					2,908	$8,782
	01/28/09	3,182	6,364	$7.76	01/28/19	3,662	$11,059
	01/28/10	—	15,094	$4.67	01/28/20	9,174	$27,705
		3,182	21,458			15,744	$47,547

Tokarz	05/25/06	10,700	—	$16.00	05/25/16
	03/22/07	12,600	—	$14.19	03/22/17
	01/30/08	6,467	3,234	$7.95	01/30/18	1,454	$4,391
	01/28/09	3,182	6,364	$7.76	01/28/19	3,662	$11,059
	01/28/10	—	15,094	$4.67	01/28/20	9,174	$27,705
		32,949	24,692			14,290	$43,156

(a)	Except as otherwise indicated, all outstanding stock options vest in equal installments on the first, second and third anniversary of the grant date. Messrs. Boyce, Clark, Kolb, Leonard, O’Brien, Rethore and Springer were each retirement-eligible at September 30, 2010 pursuant to the terms of the 2006 Stock Plan. Ms. Thomas becomes retirement-eligible on June 8, 2011 pursuant to the terms of the 2006 Stock Plan. Mr. Tokarz becomes retirement-eligible on January 17, 2013 pursuant to the terms of the 2006 Stock Plan.

(b)	All restrictions on restricted stock units lapse in equal installments on the first, second and third anniversary of the grant date. Messrs. Boyce, Clark, Kolb, Leonard, O’Brien, Rethore and Springer were each retirement-eligible at September 30, 2010. Ms. Thomas becomes retirement-eligible on June 8, 2011 pursuant to the terms of the 2006 Stock Plan. Mr. Tokarz becomes retirement-eligible on January 17, 2013 pursuant to the terms of the 2006 Stock Plan.

(c)	Represents the number of restricted stock units for which the restrictions have not yet lapsed at September 30, 2010 multiplied by $3.02, the closing price per share of our common stock on September 30, 2010. The closing price of our common stock was $4.01 per share on December 13, 2010.

(d)	Each of these directors is retirement-eligible at September 30, 2010 pursuant to the terms of the 2006 Stock Plan. Therefore, all of their outstanding stock options and restricted stock units are deemed vested at that date.

(3)	Mr. Tokarz deferred the receipt of all of the director compensation that would have been paid in cash for his services to the Company in fiscal 2010 into 17,450.90 phantom shares of our common stock. This includes 717.12 phantom shares related to the timing of payments for prior year fees. All other compensation represents dividends paid on the accumulated phantom shares on identical terms to dividends paid on our Series A common stock. This includes $49.22 related to the timing of fee payments. See “Deferred Compensation” below.

Deferred Compensation

The Board adopted the Mueller Water Products, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors’ fees. The Company credits the deferred fees, at each electing director’s option, to either an income account or a stock equivalent account, or divides the fees between the two accounts. If a director elects the income account, the Company credits the director’s fees otherwise payable as a dollar amount to the director’s income account on the date such fees would otherwise have been paid. The Company credits the income account quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note at the beginning of such calendar quarter plus 1.00%. If a director elects the stock equivalent account, the Company converts the director’s fees otherwise payable during a calendar quarter to stock equivalent shares equal in number to the maximum number of shares of common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the common stock on the first trading day of the following calendar quarter. The Company credits the stock equivalent account with stock equivalent shares equal in number to the maximum number of shares of common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of common stock credited to his account at the payment date for such dividend.

The Company makes deferred payments in January of the year determined by the non-employee director pursuant to an election filed with the Corporate Secretary of the Company. The payments may be made in any calendar year not earlier than the year in which the participant has his 72nd birthday or the year of the participant’s termination of his services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his election form. During fiscal 2010, Mr. Tokarz was the only non-employee director that participated in this plan. Mr. Tokarz’s deferred payments are maintained in a stock equivalent account.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2010 and the Company’s 2011 Proxy Statement.

Compensation and Human Resources Committee
Donald N. Boyce, Chair
Jerry W. Kolb
Bernard G. Rethore
Neil A. Springer

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports as follows with respect to the audit of the Company’s consolidated financial statements for the year ended September 30, 2010:

The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2010. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Ernst & Young LLP was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Ernst & Young LLP was also responsible for performing an independent audit of, and expressing an opinion on, the Company’s internal control over financial reporting.

The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of the consolidated financial statements and the internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the SEC.

Audit Committee
Neil A. Springer, Chair
Jerry W. Kolb
Bernard G. Rethore

FEES AND SERVICES OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended September 30, 2010.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the approximate aggregate fees that Ernst & Young billed to the Company for the fiscal years ended September 30, 2010 and 2009 (in millions).

	Fiscal 2010	Fiscal 2009
Audit fees (1)	$2.8	$2.8
Audit-related fees (2)	0.2	0.3
Tax fees	–	–
All other fees	0.7	–

Total fees	$3.7	$3.1

(1)	These amounts reflect fees for professional services performed by Ernst & Young for the annual audit (including out-of-pocket expenses) and quarterly limited reviews of the Company’s consolidated financial statements.

(2)	These amounts reflect fees for professional services performed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the “Audit Fees” above (principally for work done by Ernst & Young related to the Company’s Registration Statement filed on Form S-8, the Company’s Shelf Registration Statement filed on Form S-3, the September 2009 public offering of common stock and the August 2010 issuance of senior unsecured notes).

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

The Company has adopted a policy regarding pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm. Specifically, non-audit fees to be incurred by the Company’s independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act to be performed by such firm must be approved in advance by the Audit Committee Chair (for individual projects in amounts up to $100,000) or the Audit Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table furnishes information, as of November 20, 2010, as to: (A) shares of common stock beneficially owned by each current director, each nominee for director and each NEO of the Company; and (B) shares of common stock beneficially owned by all current directors and executive officers of the Company as a group. Except as indicated below, to the knowledge of the Company, each person indicated in the following table has sole voting and investment power as to the shares shown.

At November 20, 2010, there were 154,893,560 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Donald N. Boyce, Director	89,975	(A)	*
Howard L. Clark, Jr., Director	79,671	(A)	*
Shirley C. Franklin Director	0		*
Gregory E. Hyland, Chairman, President and Chief Executive Officer	1,459,989	(B)	*
Jerry W. Kolb, Director	96,823	(A)	*
Joseph B. Leonard, Director	86,671	(A)	*
Mark J. O’Brien, Director	86,671	(A)	*
Bernard G. Rethore, Director	102,975	(A)	*
Neil A. Springer, Director	85,497	(A)	*
Lydia W. Thomas, Director	10,830	(A)	*
Michael T. Tokarz, Director	294,441	(A)	*
Evan L. Hart, Senior Vice President and Chief Financial Officer	163,502	(C)	*
Robert G. Leggett, Executive Vice President and Chief Operating Officer	287,952	(D)	*
Gregory S. Rogowski, President, Mueller Co.	50,700	(E)	*
Thomas E. Fish, President, Anvil	283,312	(F)	*
Raymond P. Torok, Chairman, U.S. Pipe	360,300		*
All directors and executive officers as a group (22 individuals)	4,290,752	(G)	2.8%

*	Less than 1% of outstanding common stock.

(A)	Includes options to purchase 57,641 shares of common stock, for all directors other than Ms. Franklin, Mr. Hyland, Dr. Thomas and Mr. Tokarz. Additional information with respect to Mr. Hyland’s beneficial ownership of common stock is provided in footnote (B). Dr. Thomas’ share total includes options to purchase 3,182 shares of common stock. Mr. Tokarz’s share total includes options to purchase 32,949 shares of common stock.

(B)	Includes options to purchase 283,887 shares of common stock and 152,519 restricted stock units that vest within 60 days of November 20, 2010.

(C)	Includes options to purchase 53,870 shares of common stock and 30,549 restricted stock units that vest within 60 days of November 20, 2010.

(D)	Includes options to purchase 59,141 shares of common stock and 34,743 restricted stock units that vest within 60 days of November 20, 2010.

(E)	Includes options to purchase 28,613 shares of common stock and 17,375 restricted stock units that vest within 60 days of November 20, 2010.

(F)	Includes options to purchase 62,582 shares of common stock and 32,996 restricted stock units that vest within 60 days of November 20, 2010.

(G)	Includes (1) options to purchase 628,672 shares of common stock (all of which were out-of-the-money as of November 20, 2010) and (2) 345,326 restricted stock units that vest within 60 days of November 20, 2010.

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of the Company’s common stock. The information in the table is based on information furnished by the specified persons pursuant to Schedules 13D and 13G filed by each of them with the SEC and on the number of shares of the Company outstanding at November 20, 2010 (154,893,560).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock, par value $0.01	Blackrock, Inc. (A) 40 East 52nd Street New York, NY 10022	11,405,431	7.4%

(A)	Based on a Schedule 13G filed on January 29, 2010, as of December 31, 2009 Blackrock, Inc. reported beneficial ownership of 11,405,431 shares, sole voting power as to 11,405,431 shares and sole dispositive power as to 11,405,431 of those shares. On December 1, 2009, Blackrock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of the Barclays Global Investors entities are included as subsidiaries of Blackrock for purpose of Schedule 13G filings.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the Company’s common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements during the fiscal year ended September 30, 2010 except for a Form 4 for Mr. Fish that was inadvertently filed approximately four weeks late.

Other Business for Presentation at the Annual Meeting

The Board and management do not currently intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

Other Information

Consolidated financial statements for Mueller Water Products, Inc. are included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC, Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and the New York Stock Exchange. A copy of the Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The Form 10-K is also available on the Company’s website at www.muellerwaterproducts.com.

STOCKHOLDER INFORMATION

Stockholder Proposals for Inclusion in 2012 Proxy Statement

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of the Board, the Corporate Secretary acts as the corporate governance liaison to stockholders.

If any stockholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2012 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the close of business at 5:00 p.m. (Eastern time) on August 19, 2011 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner, stockholder proposals are required to be submitted to the Office of the Corporate Secretary as follows:

Corporate Secretary

Mueller Water Products, Inc.

1200 Abernathy Road, N.E.

Suite 1200

Atlanta, Georgia 30328

Phone: 770-206-4232

Fax: 770-206-4260

Procedures for Business Matters and Director Nominations for Consideration at the 2012 Annual Meeting of Stockholders

The Company’s Bylaws provide a formal procedure for bringing business before the annual meeting of stockholders. A stockholder proposing to present a matter, or nominate a director, for consideration at the 2012 Annual Meeting of Stockholders is required to deliver a written notice to the Corporate Secretary of the Company, no earlier than the close of business at 5:00 p.m. (Eastern time) on August 19, 2011 and not later than September 19, 2011. In the event that the date of the 2012 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, the notice must be delivered to the Corporate Secretary of the Company not earlier than the 120th day prior to such 2012 Annual Meeting of Stockholders and not later than the later of the 90th day prior to such 2012 Annual Meeting of Stockholders or, if the number of directors to be elected to the Board at an annual meeting is increased and the first public announcement naming all the nominees for director or specifying the size of the increased Board is less than 100 days prior to the anniversary of the mailing date of proxy materials for the prior year’s annual meeting, the 10th day following the day on which such public announcement is first made by the Company.

Notice Requirements for Business Matters

The notice must contain all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of the Company’s stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. The notice must also set forth a brief description of the business desired to be brought, the text of the proposal and the reasons for conducting such business at the annual meeting, and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons in connection with the proposal of such business by such stockholder. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaw provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after November 3, 2011 of an intent to present a proposal at the Company’s 2012 Annual Meeting of Stockholders (and for any reason the proposal is voted upon at that annual meeting), the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the annual meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Notice Requirements for Nomination of Directors

The Nominating Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Corporate Secretary of the Company with biographical data about the recommended individual.

The Company’s Bylaws provide the formal procedure for nominations by stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver to the Corporate Secretary of the Company, a notice that contains all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of the Company’s stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, the notice must set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaw provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

On August 25, 2010, the SEC adopted new rules relating to the ability of certain stockholders to nominate directors for election, often referred to as proxy access. These rules will not be applicable to our 2011 Annual Meeting but may provide stockholders with additional procedures for nominating directors commencing with our 2012 Annual Meeting.

By Order of the Board

ROBERT BARKER

Corporate Secretary

Mueller Water Products, Inc.

Atlanta, Georgia

December 15, 2010

Location for the 2011 Annual Meeting of Stockholders

Mueller Water Products, Inc.

Wednesday, January 26, 2011 at 10:00 A.M., local time

Grand Hyatt Atlanta in Buckhead

3300 Peachtree Road, N.E., Atlanta, Georgia, 30305

From Hartsfield-Jackson ATL International Airport:

—	Merge onto I-85 north
—	Stay left to I-85 north/GA-403 north via exit 251 toward GA-400/Greenville
—	Keep right to take GA-400 north via exit 87 toward Buckhead/Cumming
—	Take the Lenox Rd./GA-141-CONN exit (exit 2) toward Buckhead
—	Take the GA-141 east ramp toward Peachtree Rd.
—	Merge onto Lenox Rd NE/GA-141 CONN East/Buckhead Loop Northeast
—	Turn right onto Peachtree Rd. Northeast/GA-141
—	Hotel is on the right

From Atlanta, Georgia:

—	Merge onto I-75 north/I-85 north/GA-401 north/GA-403 north via ramp on the left
—	Keep right to take GA-400 north via exit 87 toward Buckhead/Cumming
—	Follow the directions from Hartsfield-Jackson ATL Int’l Airport that are listed above.

From Columbus, Georgia:

—	Take I-85 north toward Atlanta.
—	Follow the directions from Hartsfield-Jackson ATL Int’l Airport that are listed above.

From Macon, Georgia:

—	Merge onto I-75 north/I-85 north/ GA-401 north/GA-403 north via ramp on the left
—	Follow the directions from Hartsfield-Jackson ATL Int’l Airport that are listed above.

From Columbia, South Carolina:

—	Merge onto I-26 west
—	Take exit 14B to merge onto I-85 south toward Atlanta
—	Take exit 88 for Lenox Rd. toward GA-400 north/Cheshire Bridge Rd.
—	Turn left at Cheshire Bridge Rd.
—	Take first right onto Lindbergh Dr. N.E.
—	Turn right onto Piedmont Rd. N.E.
—	Turn left at Peachtree Rd. N.E.
—	Hotel is on the right

From Greenville, South Carolina:

—	Take I-185 south
—	Take exit 14B to merge onto I-85 south toward Atlanta
—	Follow directions from Columbia, South Carolina

From Chattanooga or Knoxville, TN:

—	Merge onto I-75 south via exit 185A toward Atlanta
—	Take the W Paces Ferry Rd exit (exit 255 toward US-41/Northside Pkwy)
—	Turn left onto W Paces Ferry Rd NW
—	Cross over Peachtree Rd
—	Turn first left onto Bolling Way NE
—	Turn right onto Peachtree Rd NE/GA-141
—	Hotel is on the left.

Please note that attendance at the meeting will be limited to stockholders of Mueller Water Products, Inc. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Mueller Water Products stock to gain admission to the meeting.

1200 ABERNATHY ROAD, N.E. SUITE 1200 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28592-P04079 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MUELLER WATER PRODUCTS, INC.

The Board of Directors recommends that you vote FOR the following: Vote on Directors

Item 1. To elect eleven members to the Board of Directors to serve for the ensuing year.

For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Donald N. Boyce 07) Mark J. O’Brien 02) Howard L. Clark, Jr. 08) Bernard G. Rethore 03) Shirley C. Franklin 09) Neil A. Springer 04) Gregory E. Hyland 10) Lydia W. Thomas 05) Jerry W. Kolb 11) Michael T. Tokarz 06) Joseph B. Leonard

Vote on Proposals

The Board of Directors recommends you vote FOR proposal 2:

Item 2. To approve, by non-binding vote, executive compensation

For Against Abstain

The Board of Directors recommends you vote FOR proposal 4:

Item 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

For Against Abstain

The Board of Directors recommends you vote for 1 year:

Item 3. To recommend, by non-binding vote, the frequency of executive compensation votes

1 Year 2 Years 3 Years Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend the Annual Meeting.

Yes No

NOTE: If no direction is indicated on your returned card, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, FOR the one-year option on item 3, voted FOR item 4 and voted in the discretion of the Proxy Committee upon other such matters that may properly come before the meeting or any adjournments thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2011 Annual Meeting of Stockholders of Mueller Water Products, Inc. and any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Mueller Water Products, Inc.

Annual Meeting of Stockholders

Admission Ticket (Not Transferable)

January 26, 2011 10:00 a.m.

Grand Hyatt Atlanta in Buckhead

3300 Peachtree Road, N.E., Atlanta, Georgia 30305

Please detach this admission ticket and bring it with you, along with photo identification, in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

The doors will open at 9:30 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28593-P04079

Proxy Card for the Annual Meeting of Stockholders January 26, 2011

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Hyland, Evan L. Hart and Robert Barker, and each of them, with full power of substitution in each, proxies to vote all the shares of Mueller Water Products, Inc. common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on January 26, 2011, and at any adjournments thereof, upon the matters stated on the reverse side, as specified and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 26, 2011.

MUELLER WATER PRODUCTS INC.

Meeting Information

Meeting Type: Annual

For holders as of: November 29, 2010

Date: January 26, 2011 Time: 10:00 a.m.,

Location: Grand Hyatt Atlanta in Buckhead

3300 Peachtree Road, N.E.

Atlanta, Georgia 30305

1200 ABERNATHY ROAD, N.E. SUITE 1200 ATLANTA, GA 30328

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain

proxy materials and voting instructions.

M28594-P04079

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 12, 2011 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M28595-P04079

Voting Items

The Board of Directors recommends that you vote FOR the following:

Item 1. To elect eleven members to the Board of Directors to serve for the ensuing year.

Nominees:

01) Donald N. Boyce 07) Mark J. O’Brien 02) Howard L. Clark, Jr. 08) Bernard G. Rethore 03) Shirley C. Franklin 09) Neil A. Springer 04) Gregory E. Hyland 10) Lydia W. Thomas 05) Jerry W. Kolb 11) Michael T. Tokarz 06) Joseph B. Leonard

The Board of Directors recommends you vote FOR proposal 2:

Item 2. To approve, by non-binding vote, executive compensation

The Board of Directors recommends you vote for 1 year:

Item 3. To recommend, by non-binding vote, the frequency of executive compensation votes

The Board of Directors recommends you vote FOR proposal 4:

Item 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; and

Note: Such other matters that may properly come before the meeting or any adjournment thereof.

M28596-P04079

M28597-P04079